Exhibit 10.1

EXECUTION VERSION

Published CUSIP Number: 85230DAL8

MULTI-YEAR
$1,500,000,000
CREDIT AGREEMENT

Dated as of December 22, 2010

among

ST. JUDE MEDICAL, INC.,
as the Borrower,

BANK OF AMERICA, N.A.,
as Administrative Agent, L/C Issuer and Lender,

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.
and
WELLS FARGO BANK, N. A.,
as Co-Syndication Agents

U.S. BANK NATIONAL ASSOCIATION
and
THE ROYAL BANK OF SCOTLAND, PLC,
as Co-Documentation Agents

and

The Other Lenders Party Hereto

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
WELLS FARGO SECURITIES, LLC,
and
THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,
as
Joint Lead Arrangers and Joint Book Managers

i

5.04	Binding Effect	50
5.05	Litigation	51
5.06	No Default	51
5.07	ERISA Compliance	51
5.08	Use of Proceeds; Margin Regulations	52
5.09	Title to Properties	52
5.10	Taxes	52
5.11	Financial Condition	52
5.12	Environmental Matters	53
5.13	Regulated Entities	53
5.14	No Burdensome Restrictions	53
5.15	Copyrights, Patents, Trademarks and Licenses, Etc	53
5.16	Subsidiaries	53
5.17	Insurance	54
5.18	Full Disclosure	54
5.19	Taxpayer Identification Number	54

ARTICLE VI.	AFFIRMATIVE COVENANTS	54

6.01	Financial Statements	54
6.02	Certificates; Other Information	55
6.03	Notices	56
6.04	Preservation of Corporate Existence, Etc	57
6.05	Maintenance of Property	58
6.06	Insurance	58
6.07	Payment of Obligations	58
6.08	Compliance with Laws	58
6.09	Inspection of Property and Books and Records	58
6.10	Environmental Laws	59
6.11	Use of Proceeds	59

ARTICLE VII.	NEGATIVE COVENANTS	59

7.01	Limitation on Liens	59
7.02	Disposition of Assets	61
7.03	Consolidations and Mergers	61
7.04	Loans and Investments	62
7.05	Limitation on Subsidiary Indebtedness	63
7.06	Transactions with Affiliates	64
7.07	Use of Proceeds; Regulation U	64
7.08	Limitation on Subsidiary Dividends	64
7.09	Joint Ventures	64
7.10	Restricted Payments	64
7.11	Change in Business	65
7.12	Accounting Changes	65
7.13	Consolidated Leverage Ratio	65

ARTICLE VIII.	EVENTS OF DEFAULT AND REMEDIES	65

8.01	Events of Default	65
8.02	Remedies Upon Event of Default	67
8.03	Application of Funds	68

ARTICLE IX.	ADMINISTRATIVE AGENT	69

9.01	Appointment and Authority	69
9.02	Rights as a Lender	69
9.03	Exculpatory Provisions	69
9.04	Reliance by Administrative Agent	70
9.05	Delegation of Duties	70
9.06	Resignation of Administrative Agent	70
9.07	Non-Reliance on Administrative Agent and Other Lenders	71
9.08	No Other Duties, Etc	71
9.09	Administrative Agent May File Proofs of Claim	72

ARTICLE X.	MISCELLANEOUS	72

10.01	Amendments, Etc	72
10.02	Notices; Effectiveness; Electronic Communication	74
10.03	No Waiver; Cumulative Remedies	75
10.04	Expenses; Indemnity; Damage Waiver	76
10.05	Payments Set Aside	78
10.06	Successors and Assigns	78
10.07	Treatment of Certain Information; Confidentiality	83
10.08	Set-off	84
10.09	Interest Rate Limitation	85
10.10	Counterparts	85
10.11	Integration	85
10.12	Survival of Representations and Warranties	85
10.13	Severability	85
10.14	Replacement of Lenders	86
10.15	Governing Law	87
10.16	Waiver of Right to Trial by Jury	87
10.17	No Advisory or Fiduciary Responsibility	88
10.18	USA PATRIOT Act Notice	89

SIGNATURES		S-1

SCHEDULES

1.01	Excluded Subsidiaries
2.01	Commitments and Pro Rata Shares
5.05	Litigation
5.07	ERISA Matters
5.10	Taxes
5.11	Material Indebtedness
5.12	Environmental Matters
5.16	Subsidiaries
6.06	Insurance Coverage
7.01	Existing Liens
7.04(a)	Investment Policy
7.05	Existing Indebtedness
10.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of

A	Loan Notice
B	Note
C	Compliance Certificate
D	Assignment and Assumption Agreement
E	Opinions

MULTI-YEAR $1,500,000,000 CREDIT AGREEMENT

          This MULTI-YEAR $1,500,000,000 CREDIT AGREEMENT (the “Agreement”) is entered into as of December 22, 2010, among ST. JUDE MEDICAL, INC., a Minnesota corporation (the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A., as Administrative Agent, LC Issuer and Lender.

          The Borrower has requested that the Lenders provide a multi-year revolving credit facility, with a letter of credit subfacility, and the Lenders are willing to do so on the terms and conditions set forth herein. In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.
DEFINITIONS AND ACCOUNTING TERMS

          1.01     Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

          “Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests or equity of any Person or otherwise causing any Person, to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary) provided that the Borrower or a Subsidiary is the surviving entity.

          “Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

          “Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

          “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

          “Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote 20% or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.

          “Aggregate Commitments” means the Commitments of all the Lenders, which on the Closing Date equal the sum of $1,500,000,000.

          “Agreement” means this Credit Agreement.

          “Applicable Rate” means, from time to time, the following percentages per annum, based upon the Debt Rating as set forth below:

Level	Debt Rating	Facility Fee	LIBOR Loans	Letter of Credit Fee	Base Rate Loans
I	A+ / A1 / A+ or higher	0.100%	0.775%	0.775%	0.000%
II	A / A2 / A	0.125%	0.875%	0.875%	0.000%
III	A- / A3 / A-	0.150%	1.100%	1.100%	0.100%
IV	BBB+ / Baa1 / BBB+	0.200%	1.300%	1.300%	0.300%
V	BBB / Baa2 / BBB	0.250%	1.500%	1.500%	0.500%
VI	BBB- / Baa3 / BBB-	0.300%	1.700%	1.700%	0.700%

“Debt Rating” means, as of any date of determination, the rating as determined by S&P, Moody’s, or Fitch (collectively, the “Debt Ratings”) of the Borrower’s non-credit-enhanced, senior unsecured long-term debt; provided that, (a) if the Borrower is split-rated and all three Debt Ratings fall in different Levels, the applicable Level shall be based upon the Level indicated by the middle Debt Rating; (b) if the Borrower is split-rated and two of the Debt Ratings fall in the same Level (the “Majority Level”) and the third Debt Rating is in a different Level, the applicable Level shall be based upon the Majority Level; (c) if the Borrower shall maintain Debt Ratings from only two of Moody’s, S&P and Fitch, the applicable Level shall be based on (i) if the two Debt Ratings are one Level apart, the higher of the two Debt Ratings (the lower pricing); (ii) if the two Debt Ratings are two or three Levels apart, the applicable Level shall be determined by reference to the Level one Debt Rating lower than the higher of the two Debt Ratings; and (iii) if the two Debt Ratings are four or five Levels apart, the applicable Level shall be determined by reference to the Level two Debt Ratings lower than the higher of the two Debt Ratings; (d) if there is only one Debt Rating, the Debt Rating one Level lower than such Debt Rating shall apply; and (e) if there is no Debt Rating, the lowest Debt Rating and Level set forth above shall apply.

Initially as of the Closing Date, the Applicable Rate shall be set at Level II. Thereafter, each change in the Applicable Rate resulting from a publicly announced change in the Debt Rating shall be effective during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change.

          “Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

          “Arranger” means each of Merrill Lynch, Pierce, Fenner & Smith Incorporated, The Bank of Tokyo-Mitsubishi UFJ, Ltd. and Wells Fargo Securities, LLC, in its capacity as a joint lead arranger and a joint book manager.

          “Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor

          “Assignment and Assumption” means an Assignment and Assumption Agreement substantially in the form of Exhibit D.

          “Attorney Costs” means and includes all reasonable fees, expenses and disbursements of any law firm or other external counsel and, without duplication, the allocated cost of internal legal services and all expenses and disbursements of internal counsel.

          “Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

          “Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended January 2, 2010, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto and the accompanying Management’s Discussion and Analysis of Financial Condition and Results of Operations.

          “Availability Period” means the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Commitments pursuant to Section 2.05, and (c) the date of termination of the commitment of each Lender to make Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.

          “Bank of America” means Bank of America, N.A. and its successors.

          “Bank of America Fee Letter” means the letter agreement dated as of November 22, 2010 among the Borrower, Bank of America and Merrill Lynch.

          “Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) the Eurodollar Rate plus 1.00%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

          “Base Rate Loan” means a Loan that bears interest based on the Base Rate.

          “Borrower” has the meaning specified in the introductory paragraph hereto.

          “Borrower Materials” has the meaning specified in Section 6.02.

          “Borrowing” means a borrowing consisting of simultaneous Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

          “BTMU” means The Bank of Tokyo-Mitsubishi UFJ, Ltd. and its successors.

          “BTMU Fee Letter” means the letter agreement dated as of November 22, 2010 between the Borrower and BTMU.

          “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

          “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent or L/C Issuer (as applicable) and the Lenders, as collateral for L/C Obligations or obligations of Lenders to fund participations in respect thereof, cash or deposit account balances or, if the L/C Issuer benefitting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to (a) the Administrative Agent and (b) the L/C Issuer. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

          “Change in Law” means (a) any change arising from the enactment or enforcement of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as amended, or any rules, regulations, interpretations, guidelines or directives promulgated thereunder, or (b) the occurrence, after the date of this Agreement, of any of the following: (i) the adoption or taking effect of any law, rule, regulation or treaty, (ii) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (iii) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

          “Change of Control” means, with respect to any Person, an event or series of events by which:

          (a)     any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 20% or more of the equity securities of such Person entitled to vote for members of the board of directors or equivalent governing body of such Person on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

          (b)     during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of such Person cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors).

          “Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01 (or, in the case of Section 4.01(b), waived by the Person entitled to receive the applicable payment).

          “Code” means the Internal Revenue Code of 1986.

          “Commitment” means, as to each Lender, its obligation to (a) make Loans to the Borrower pursuant to Section 2.01, and (b) purchase participations in L/C Obligations in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

          “Compliance Certificate” means a certificate substantially in the form of Exhibit C.

          “Consolidated EBITDA” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges for such period, (ii) the provision for federal, state, local and foreign income taxes payable by the Borrower and its Subsidiaries for such period, (iii) the amount of depreciation and amortization expense deducted in determining such Consolidated Net Income and (iv) other expenses of the Borrower and its Subsidiaries reducing such Consolidated Net Income which do not represent a cash item in such period or any future period and minus (b) all non-cash items increasing Consolidated Net Income for such period.

          “Consolidated Funded Indebtedness” means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) all direct obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (e) Attributable Indebtedness in respect of capital leases and Synthetic Lease Obligations, (f) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than the Borrower or any Subsidiary, and (g) all Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Borrower or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Borrower or such Subsidiary.

          “Consolidated Interest Charges” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses of the Borrower and its Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, and (b) the portion of rent expense of the Borrower and its Subsidiaries with respect to such period under capital leases that is treated as interest in accordance with GAAP.

          “Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA for the period of the four fiscal quarters most recently ended for which the Borrower has delivered financial statements pursuant to Section 6.01(a) or (b).

          “Consolidated Net Income” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the net income of the Borrower and its Subsidiaries (excluding extraordinary gains but including extraordinary losses) for that period.

          “Consolidated Tangible Net Worth” means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, Shareholders’ Equity of the Borrower and its Subsidiaries on that date minus the Intangible Assets of the Borrower and its Subsidiaries on that date.

          “Contingent Obligation” means, as to any Person, any direct or indirect liability of that Person with respect to any Indebtedness, lease, dividend, guaranty, letter of credit or other financial obligation (each a “primary obligation”) of another Person (the “primary obligor”), whether or not contingent, (a) to purchase, repurchase or otherwise acquire any such primary obligation or any property constituting direct or indirect security therefor, or (b) to advance or provide funds (i) for the payment or discharge of any such primary obligation, or (ii) to maintain working capital or equity capital of the primary obligor in respect of any such primary obligation or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of such primary obligor, or (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor thereof to make payment of such primary obligation, or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss or failure or inability to perform in respect thereof. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof.

          “Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

          “Control” has the meaning specified in the definition of “Affiliate”.

          “Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

          “Debt Rating” has the meaning set forth in the definition of “Applicable Rate”.

          “Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

          “Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

          “Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum, in each case to the fullest extent permitted by applicable Laws, and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate applicable to Letter of Credit Fees plus 2% per annum.

          “Defaulting Lender” means, subject to Section 2.15(b), any Lender that, as reasonably determined by the Administrative Agent, (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of Letters of Credit, within two Business Days of the date required to be funded by it hereunder, (b) has notified the Borrower, or the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after written request by the Administrative Agent, to confirm that it will comply with its funding obligations, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof or exercise of control over such Lender or any direct or indirect parent company thereof by a Governmental Authority.

          “Dollar” and “$” mean lawful money of the United States.

          “Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).

          “Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

          “Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any of its Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

          “ERISA” means the Employee Retirement Income Security Act of 1974.

          “ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

          “ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

          “Eurodollar Base Rate” has the meaning set forth in the definition of Eurodollar Rate.

          “Eurodollar Rate” means:

          (a)     for any Interest Period with respect to any Eurodollar Rate Loan, or (b) for any interest calculation with respect to a Base Rate Loan, the rate per annum determined by the Administrative Agent pursuant to the following formula:

Eurodollar Rate =	Eurodollar Base Rate
1.00 – Eurodollar Reserve Percentage

          Where “Eurodollar Base Rate” means (a) for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to (i) the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or such other commercially available source providing quotations of BBA LIBOR as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two London Banking Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or, (ii) if such rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two London Banking Days prior to the commencement of such Interest Period; and (b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to (i) BBA LIBOR, at approximately 11:00 a.m., London time determined two London Banking Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the Base Rate Loan being made or maintained and with a term equal to one month would be offered by Bank of America’s London Branch to major banks in the London interbank Eurodollar market at their request at the date and time of determination.

          “Eurodollar Rate Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of “Eurodollar Rate”.

          “Eurodollar Reserve Percentage” means, for any day during any Interest Period of any Eurodollar Rate Loan, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Eurodollar Rate for each outstanding Eurodollar Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

          “Event of Default” has the meaning specified in Section 8.01.

          “Excluded Subsidiary” means each Subsidiary listed on Schedule 1.01 by reason that such Subsidiary no longer actively conducts any business or operations, including as a holding or investment company, and has been, will be after the Closing Date, or likely will be after the Closing Date, liquidated, and in the event that any such Subsidiary shall after the Closing Date conduct any business or operations, including as a holding or investment company, such that after three consecutive fiscal quarters of the Borrower and its Subsidiaries, such Subsidiary has income equal to or greater than 1% of Consolidated Net Income determined for the same such period, then such Subsidiary shall no longer be an Excluded Subsidiary as of the date of delivery, or date delivery is required (whichever is earlier), of the financial statements of the Borrower and its Subsidiaries pursuant to Section 6.01(a) or (b) with respect to the third such consecutive fiscal quarter and a Responsible Officer shall notify the Administrative Agent thereof.

          “Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any Obligation hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located, (c) any backup withholding tax that is required by the Code to be withheld from amounts payable to a Lender that has failed to comply with clause (A) of Section 3.01(e)(ii), and (d) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 10.14), any United States withholding tax that (i) is required to be imposed on amounts payable to such Foreign Lender pursuant to the Laws in force at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or (ii) is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with clause (B) of Section 3.01(e)(ii), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.01(a)(i) or (ii).

          “Existing 2006 Multi-Year Credit Agreement” means that certain Multi-Year $1,000,000,000 Credit Agreement dated as of December 13, 2006 (as amended, modified, supplemented or amended and restated from time to time) by and among the Borrower, Bank of America as administrative agent, and the lenders from time to time party thereto.

          “FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

          “Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

          “Fee Letter” means the Bank of America Fee Letter, the BTMU Fee Letter or the Wells Fargo Fee Letter, as the context may require.

          “Fitch” means Fitch Ratings Ltd. and any successor thereto.

          “Foreign Lender” means any Lender that is organized under the Laws of a jurisdiction other than that in which the Borrower is resident for tax purposes (including such a Lender when acting in the capacity of the L/C Issuer). For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

          “FRB” means the Board of Governors of the Federal Reserve System of the United States.

          “Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to the L/C Issuer, such Defaulting Lender’s Pro Rata Share of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

          “Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

          “GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

          “Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

          “Granting Lender” has the meaning specified in Section 10.06(h).

          “Guarantee” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

          “Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

          “Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) capital leases and Synthetic Lease Obligations; and

(g) all Guarantees of such Person in respect of any of the foregoing.

          For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

          “Indemnified Taxes” means Taxes other than Excluded Taxes.

          “Indemnitees” has the meaning set forth in Section 10.04(b).

          “Independent Auditor” has the meaning set forth in Section 6.01(a).

          “Intangible Assets” means assets that are considered to be intangible assets under GAAP, including customer lists, goodwill, computer software, copyrights, trade names, trademarks, patents, franchises, licenses, unamortized deferred charges, unamortized debt discount and capitalized research and development costs.

          “Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date.

          “Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower in its Loan Notice; provided that:

          (a)     any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

          (b)     any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the Maturity Date.

          “Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

          “Investment Transaction” has the meaning set forth in Section 7.04.

          “IRS” means the United States Internal Revenue Service.

          “ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

          “Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Borrower (or any Subsidiary) or in favor of the L/C Issuer and relating to any such Letter of Credit.

          “Joint Venture” means a corporation, partnership, joint venture or other similar legal arrangement (whether created by contract or conducted through a separate legal entity) now or hereafter formed by the Borrower or any of its Subsidiaries with another Person in order to conduct a common venture or enterprise with such Person.

          “Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

          “L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share.

          “L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing.

          “L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

          “L/C Issuer” means Bank of America in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

          “L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.07. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

          “Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes the L/C Issuer.

          “Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

          “Letter of Credit” means any letter of credit issued hereunder. A Letter of Credit may only be a standby letter of credit.

          “Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

          “Letter of Credit Expiration Date” means the day that is seven days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

          “Letter of Credit Sublimit” means an amount equal to $250,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Commitments.

          “Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing).

          “Loan” has the meaning specified in Section 2.01.

          “Loan Documents” means this Agreement, each Note, any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.14 and the Fee Letters.

          “Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

          “London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

          “Margin Stock” means “margin stock” as such term is defined in Regulation U or X of the FRB.

          “Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the ability of the Borrower to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower of any Loan Document to which it is a party.

          “Maturity Date” means February 28, 2015.

          “Merrill Lynch” means Merrill Lynch, Pierce, Fenner & Smith Incorporated and its successors.

          “Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

          “Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

          “Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

          “Note” means a promissory note made by the Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit B.

          “Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrower arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Borrower or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

          “Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

          “Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

          “Outstanding Amount” means (i) with respect to Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Loans occurring on such date; and (ii) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

          “Participant” has the meaning specified in Section 10.06(d).

          “PBGC” means the Pension Benefit Guaranty Corporation.

          “Pension Act” means the Pension Protection Act of 2006.

          “Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

          “Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

          “Permitted Liens” has the meaning specified in Section 7.01.

          “Permitted Receivables Facility” means one or more accounts receivable securitization arrangements which provide for (a) the sale of accounts receivable and any related property by the Borrower and/or any of its Subsidiaries to a financing party or a special purpose vehicle and (b) if a special purpose vehicle is used in any such arrangements, the granting of a security interest in accounts receivables and any related property by such special purpose vehicle and/or the granting of a security interest by the Borrower or such Subsidiary in any such related property; provided however, that the sum of the aggregate net unrecovered investment and the aggregate outstanding advances from the financing parties under such accounts receivable securitization arrangements shall not exceed $150,000,000.

          “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

          “Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Borrower or any ERISA Affiliate or any such Plan to which the Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees.

          “Platform” has the meaning specified in Section 6.02.

          “Pro Rata Share” means, with respect to each Lender at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitment of such Lender at such time, subject to adjustment as provided in Section 2.15, and the denominator of which is the amount of the Aggregate Commitments at such time; provided that if the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof. The initial Pro Rata Share of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

          “Register” has the meaning set forth in Section 10.06(c).

          “Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

          “Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

          “Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Loans, a Loan Notice, and (b) with respect to an L/C Credit Extension, a Letter of Credit Application.

          “Required Lenders” means, as of any date of determination, Lenders having more than 50% of the Aggregate Commitments or, if the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, Lenders holding in the aggregate more than 50% of the Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Lender for purposes of this definition); provided that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

          “Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer or assistant treasurer of the Borrower. Any document delivered hereunder that is signed by a Responsible Officer shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of the Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Borrower.

          “Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other equity interest of the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other equity interest or of any option, warrant or other right to acquire any such capital stock or other equity interest.

          “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

          “SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

          “Shareholders’ Equity” means, as of any date of determination, consolidated shareholders’ equity of the Borrower and its Subsidiaries as of that date determined in accordance with GAAP.

          “SPC” has the meaning specified in Section 10.06(h).

          “Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

          “Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

          “Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

          “Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

          “Taxes” has the meaning set forth in Section 3.01(a).

          “Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

          “Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

          “United States” and “U.S.” mean the United States of America.

          “Unreimbursed Amount” has the meaning set forth in Section 2.03(c)(i).

          “Wells Fargo” means Wells Fargo Bank, N.A. and its successors.

          “Wells Fargo Securities” means Wells Fargo Securities, LLC and its successors.

          “Wells Fargo Fee Letter” means the letter agreement dated as of November 22, 2010 among the Borrower, Wells Fargo and Wells Fargo Securities.

          1.02     Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

          (a)     The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

 (b)     (i)     The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(ii) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(iii) The term “including” is by way of example and not limitation.

          (iv)    The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

          (c)     In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”.

          (d)     Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

          1.03   Accounting Terms. (a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 on financial liabilities shall be disregarded.

          (b)     If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

          1.04   Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

          1.05   References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

          1.06     Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

          1.07     Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Documents related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II.
THE COMMITMENTS AND CREDIT EXTENSIONS

          2.01     Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Loan”) to the Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Commitment; provided, however, that after giving effect to any Borrowing, (i) the Total Outstandings shall not exceed the Aggregate Commitments, and (ii) the aggregate Outstanding Amount of the Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations shall not exceed such Lender’s Commitment. Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01, prepay under Section 2.04, and reborrow under this Section 2.01. Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

          2.02     Borrowings, Conversions and Continuations of Loans.

          (a)     Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 11:00 a.m., (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans. Each telephonic notice by the Borrower pursuant to this Section 2.02(b) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Except as provided in Section 2.03(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

          (b)     Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection. In the case of a Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date the Loan Notice with respect to such Borrowing is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrower as provided above.

          (c)     Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.

          (d)     The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. The determination of the Eurodollar Rate by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

          (e)     After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than ten Interest Periods in effect with respect to Loans.

          2.03     Letters of Credit.

          (a)     The Letter of Credit Commitment.

          (i)     Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrower, and to amend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drafts under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower; provided that the L/C Issuer shall not be obligated to make any L/C Credit Extension with respect to any Letter of Credit, and no Lender shall be obligated to participate in any Letter of Credit if as of the date of such L/C Credit Extension, (x) the Total Outstandings would exceed the Aggregate Commitments, (y) the aggregate Outstanding Amount of the Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations would exceed such Lender’s Commitment, or (z) the Outstanding Amount of the L/C Obligations would exceed the Letter of Credit Sublimit. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii) The L/C Issuer shall be under no obligation to issue any Letter of Credit if:

          (A)    any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B) the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance, unless the Required Lenders have approved such expiry date;

(C) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date;

(D) the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally;

(E) such Letter of Credit is in an initial amount less than $500,000 or is to be denominated in a currency other than Dollars; or

          (F)     any Lender is at that time a Defaulting Lender, unless the L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the L/C Issuer (in its sole discretion) with the Borrower or such Lender to eliminate the L/C Issuer’s Fronting Exposure (after giving effect to Section 2.15(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which the L/C Issuer has Fronting Exposure, as it may elect in its sole discretion.

          (iii)   The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(b) Procedures for Issuance and Amendment of Letters of Credit.

          (i)     Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may require. Additionally, the Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may require.

          (ii)     Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the L/C Issuer has received written notice from any Lender or the Administrative Agent, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Letter of Credit.

          (iii)    Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

          (i)      Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Borrower and the Administrative Agent thereof. Not later than 11:00 a.m. on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing. If the Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Pro Rata Share thereof. In such event, the Borrower shall be deemed to have requested a Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Loan Notice). Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

          (ii)     Each Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to its Pro Rata Share of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer.

          (iii)     With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

          (iv)     Until each Lender funds its Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Pro Rata Share of such amount shall be solely for the account of the L/C Issuer.

          (v)      Each Lender’s obligation to make Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

          (vi)     If any Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), then, without limiting the other provisions of this Agreement, the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Loan included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

          (i)     At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Pro Rata Share thereof in the same funds as those received by the Administrative Agent.

          (ii)     If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

          (e)     Obligations Absolute. The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

          (ii)    the existence of any claim, counterclaim, set-off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

          (iii)   any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such

Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

          (v)     any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower.

          The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

          (f)     Role of L/C Issuer. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary or transferee at law or under any other agreement of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

          (g)     Applicability of ISP. Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued, the rules of the ISP shall apply to each Letter of Credit.

          (h)     Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Pro Rata Share a Letter of Credit fee (the “Letter of Credit Fee”)for each Letter of Credit equal to the Applicable Rate times the daily maximum amount available to be drawn under such Letter of Credit; provided, however, any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the L/C Issuer pursuant to this Section 2.03 or Section 2.15 shall be payable, to the maximum extent permitted by applicable Law, to the other Lenders in accordance with the upward adjustments in their respective Pro Rata Share allocable to such Letter of Credit pursuant to Section 2.15(a)(iv), with the balance of such fee, if any, payable to the L/C Issuer for its own account unless the Borrower has provided Cash Collateral pursuant to Section 2.14(a), in which case the balance thereof shall be remitted to the Borrower. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.07. Letter of Credit Fees shall be (i) computed on a quarterly basis in arrears and (ii) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

          (i)      Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrower shall pay directly to the L/C Issuer for its own account a fronting fee with respect to each Letter of Credit, at the rate per annum specified in the Fee Letter, computed on the daily amount available to be drawn under such Letter of Credit and on a quarterly basis in arrears, and due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand until no amounts remain to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.07. In addition, the Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

          (j)      Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

          2.04     Prepayments.

          (a)       The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 12:00 noon; (A) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (B) on the date of prepayment of Base Rate Loans; (ii) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (iii) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05. Each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Pro Rata Shares.

          (b)       If for any reason the Total Outstandings at any time exceed the Aggregate Commitments then in effect, the Borrower shall immediately prepay Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.04(b) unless after the prepayment in full of the Loans the Total Outstandings exceed the Aggregate Commitments then in effect.

          2.05     Termination or Reduction of Commitments. The Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Commitments, or from time to time permanently reduce the Aggregate Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 12:00 noon five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Borrower shall not terminate or reduce the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Aggregate Commitments, and (iv) if, after giving effect to any reduction of the Aggregate Commitments, the Letter of Credit Sublimit exceeds the amount of the Aggregate Commitments, the Letter of Credit Sublimit shall be automatically reduced by the amount of such excess. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Commitments. Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Lender according to its Pro Rata Share. All facility and utilization fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

          2.06     Repayment of Loans. The Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of Loans outstanding on such date.

          2.07     Interest.

          (a)       Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate.

          (b)       If any amount payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Furthermore, if required by the Required Lenders and after written notice to the Borrower, while any Event of Default exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

          (c)       Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

          2.08     Fees. In addition to certain fees described in subsections (h) and (i) of Section 2.03:

          (a)       Facility Fee. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Pro Rata Share, a facility fee equal to the Applicable Rate times the actual daily amount of the Aggregate Commitments (or, if the Aggregate Commitments have terminated, on the Outstanding Amount of all Loans and L/C Obligations), regardless of usage, subject to adjustment as provided in Section 2.15. The facility fee shall accrue at all times during the Availability Period (and thereafter so long as any Loans or L/C Obligations remain outstanding), including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period (and, if applicable, thereafter on demand). The facility fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

          (b)       Other Fees. (i) The Borrower shall pay to the Arranger and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

                      (ii)     The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

          2.09     Computation of Interest and Fees. All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurodollar Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.11(a), bear interest for one day.

          2.10     Evidence of Debt.

          (a)       The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

          (b)       In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

          2.11     Payments Generally.

          (a)       All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or set-off. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)       (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

          A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

          (c)       If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

          (d)       The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.04(c).

          (e)       Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

          2.12       Sharing of Payments. If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it, or the participations in L/C Obligations held by it, any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them and/or such subparticipations in the participations in L/C Obligations held by them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 10.08) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

          2.13     Increase in Commitments.

          (a)       Request for Increase. Provided that no Default or Event of Default has occurred and is continuing, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Borrower may, from time to time, request an increase in the Aggregate Commitments by an amount (for all such requests) not exceeding $250,000,000; provided that (i) any such request for an increase shall be in a minimum amount of $50,000,000, and (ii) there shall have been no prior voluntary reduction by the Borrower of the Aggregate Commitments. At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Lenders).

          (b)       Lender Elections to Increase. Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than its Pro Rata Share of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment.

          (c)       Notification by Administrative Agent; Additional Lenders. The Administrative Agent shall notify the Borrower and each Lender of the Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase and subject to the approval of the Administrative Agent and each L/C Issuer (which approvals shall not be unreasonably withheld), the Borrower may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent.

          (d)       Effective Date and Allocations. If the Aggregate Commitments are increased in accordance with this Section, the Administrative Agent and the Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase; provided, however, that any increase pursuant to this Section 2.13 shall not increase the Letter of Credit

Sublimit. The Administrative Agent shall promptly notify the Borrower and the Lenders of the final allocation of such increase and the Increase Effective Date.

          (e)       Conditions to Effectiveness of Increase. As a condition precedent to such increase, the Borrower shall deliver to the Administrative Agent a certificate dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer (i) certifying and attaching the resolutions adopted by the Borrower approving or consenting to such increase, and (ii) certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article V of this Agreement, but excluding the representation and warranty as to no Material Adverse Effect contained in Section 5.11(b) of this Agreement, or any other Loan Document are true and correct on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.13, the representations and warranties contained in subsection (a) of Section 5.11 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01, and (B) no Default exists. The Borrower shall prepay any Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Loans ratable with any revised Pro Rata Shares of the Lenders arising from any nonratable increase in the Commitments under this Section.

          (f)       Conflicting Provisions. This Section shall supersede any provisions in Sections 2.12 or 10.01 to the contrary.

          2.14     Cash Collateral.

          (a)       Certain Credit Support Events. Upon the request of the Administrative Agent or the L/C Issuer (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations. At any time that there shall exist a Defaulting Lender and the Fronting Exposure in respect of such Defaulting Lender has not been reallocated in full pursuant to Section 2.15(a)(iv), within one Business Day following the request of the Administrative Agent or the L/C Issuer, the Borrower shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all remaining Fronting Exposure (after giving effect to Section 2.15(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

          (b)       Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America. The Borrower, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuer and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.14(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Borrower or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

          (c)       Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.14 or Sections 2.03, 2.15 or 8.02 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

          (d)       Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 10.06(b)(vi))) or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of a Default or Event of Default (and following application as provided in this Section 2.14 may be otherwise applied in accordance with Section 8.03), and (y) the Person providing Cash Collateral and the L/C Issuer may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

          2.15     Defaulting Lenders.

          (a)       Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01.

            (ii)    Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender hereunder (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 10.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the L/C Issuer hereunder; third, if so determined by the Administrative Agent or requested by the L/C Issuer, to be held as Cash Collateral to cover Fronting Exposure or for future funding obligations of that Defaulting Lender of any participation in any

Letter of Credit; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts then owing to the Lenders or the L/C Issuer as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the L/C Issuer against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts then owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.15(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

          (iii)     Certain Fees. That Defaulting Lender (x) shall be entitled to receive any facility fee pursuant to Section 2.08(a) for any period during which that Lender is a Defaulting Lender only to extent allocable to the sum of (1) the Outstanding Amount of the Loans funded by it and (2) its Pro Rata Share of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.03, Section 2.14, or Section 2.15(a)(ii), as applicable (and the Borrower shall (A) be required to pay to the L/C Issuer the amount of such fee allocable to its Fronting Exposure arising from that Defaulting Lender and (B) not be required to pay the remaining amount of such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit Fees as provided in Section 2.03(h).

          (iv)     Reallocation of Pro Rata Shares to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit pursuant to Sections 2.03, the “Pro Rata Share” of each non-Defaulting Lender shall be computed without giving effect to the Commitment of that Defaulting Lender; provided, that, (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists; and (ii) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit shall not exceed the positive difference, if any, of (1) the Commitment of that non-Defaulting Lender minus (2) the aggregate Outstanding Amount of the Loans of that Lender.

          (b)       Defaulting Lender Cure. If the Borrower, the Administrative Agent and the L/C Issuer agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Lenders in accordance with their Pro Rata Shares (without giving effect to Section 2.15(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE III.
TAXES, YIELD PROTECTION AND ILLEGALITY

          3.01     Taxes.

          (a)       Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes. (i) Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall to the extent permitted by applicable Laws be made free and clear of and without reduction or withholding for any Taxes. If, however, applicable Laws require the Borrower or the Administrative Agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such Laws as determined by the Borrower or the Administrative Agent, as the case may be, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

            (ii)     If the Borrower or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.

          (b)     Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Laws.

          (c)     Tax Indemnifications. (i) Without limiting the provisions of subsection (a) or (b) above, the Borrower shall, and does hereby, indemnify the Administrative Agent, each Lender and the L/C Issuer, and shall make payment in respect thereof within thirty days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of any such payment or liability delivered to the Borrower by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error.

          (ii)     Without limiting the provisions of subsection (a) or (b) above, each Lender and the L/C Issuer shall, and does hereby, indemnify the Borrower and the Administrative Agent, and shall make payable in respect thereof within thirty days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for the Borrower or the Administrative Agent) incurred by or asserted against the Borrower or the Administrative Agent by any Governmental Authority as a result of the failure by such Lender or the L/C Issuer, as the case may be, to deliver, or as a result of the inaccuracy of, any documentation required to be delivered by such Lender or the L/C Issuer, as the case may be, to the Borrower or the Administrative Agent pursuant to subsection (e). Each Lender and the L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii). The agreements in this clause (ii) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender or the L/C Issuer, and the repayment, satisfaction or discharge of all other Obligations.

          (d)     Evidence of Payments. Upon request by the Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by the Borrower or by the Administrative Agent to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

          (e)     Status of Lenders; Tax Documentation. (i) Each Lender shall deliver to the Borrower and to the Administrative Agent, at the time or times prescribed by applicable Laws or when reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Borrower or the Administrative Agent, as the case may be, to determine (A) whether or not payments made by the Borrower hereunder or under any other Loan Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender by the Borrower pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdictions.

(ii) Without limiting the generality of the foregoing, if the Borrower is resident for tax purposes in the United States:

          (A)      any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable Laws or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements; and

          (B)      each Foreign Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(I) executed originals of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(II) executed originals of Internal Revenue Service Form W-8ECI,

(III) executed originals of Internal Revenue Service Form W-8IMY and all required supporting documentation,

(IV)     in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) executed originals of Internal Revenue Service Form W-8BEN, or

(V)     executed originals of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in United States Federal withholding tax together with such supplementary documentation as may be prescribed by applicable Laws to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

          (iii)     Each Lender shall promptly (A) notify the Borrower and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any jurisdiction that the Borrower or the Administrative Agent make any withholding or deduction for taxes from amounts payable to such Lender.

          (f)       Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or the L/C Issuer, or have any obligation to pay to any Lender or the L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or the L/C Issuer, as the case may be. If the Administrative Agent, any Lender or the L/C Issuer determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses incurred and documented by the Administrative Agent, such Lender or the L/C Issuer related thereto, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent, such Lender or the L/C Issuer, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the L/C Issuer in the event the Administrative Agent, such Lender or the L/C Issuer is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent, any Lender or the L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

          3.02     Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to

Eurodollar Rate Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

          3.03     Inability to Determine Rates. If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with an existing or proposed Base Rate Loan, or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended, and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

          3.04     Increased Costs; Reserves on Eurodollar Rate Loans.

          (a)       Increased Costs Generally. If any Change in Law shall:

          (i)       impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e)) or the L/C Issuer;

         (ii)     subject any Lender or the L/C Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Lender or the L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the L/C Issuer); or

        (iii)    impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan the interest on which is determined by reference to the Eurodollar Rate (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

          (b)     Capital Requirements. If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

          (c)     Certificates for Reimbursement; Reimbursement Limitation. A certificate of a Lender or the L/C Issuer (i) setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and (ii) stating in reasonable detail the basis for the charges and the method of computation, and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within thirty days after receipt thereof. Notwithstanding any other provisions of this Section 3.04, no Lender shall demand compensation for any increased cost, charge or reduction under subsection (a) and (b) of this Section if it shall not at the time be the general policy of such Lender to demand such compensation in similar circumstances under comparable provisions of other credit agreements, and each Lender shall in good faith endeavor to allocate increased costs or reductions fairly among all of its affected commitments and credit extensions (whether or not it seeks compensation from all affected borrowers).

          (d)     Delay in Requests. Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than three months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the three-month period referred to above shall be extended to include the period of retroactive effect thereof, such that the three-month period shall commence upon the date of effectiveness of such Change in Law).

          3.05   Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

          (a)       any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

          (b)       any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

          (c)     any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.14;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender for services actually performed in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

          3.06     Mitigation Obligations; Replacement of Lenders.

          (a)       Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender, the L/C Issuer, or any Governmental Authority for the account of any Lender or the L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender or the L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the good faith judgment of such Lender or the L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or the L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender or the L/C Issuer, as the case may be. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or the L/C Issuer in connection with any such designation or assignment.

          (b)     Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrower may replace such Lender in accordance with Section 10.14.

          3.07     Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all Obligations hereunder, and resignation of the Administrative Agent.

ARTICLE IV.
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

          4.01     Conditions of Initial Credit Extension. The obligation of the L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

          (a)       The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:

(i) executed counterparts of this Agreement, sufficient in number for distribution to the Administrative Agent, each Lender and the Borrower;

(ii) a Note executed by the Borrower in favor of each Lender requesting a Note;

          (iii)   such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents;

          (iv)     such documents and certifications as the Administrative Agent may reasonably require to evidence that the Borrower is duly organized or formed, and that the Borrower is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

          (v)      favorable opinions of Pamela S. Krop, General Counsel of the Borrower, and Dorsey & Whitney, LLP as special counsel to the Borrower, each addressed to the Administrative Agent and each Lender, in the form of Exhibit E;

          (vi)     a certificate of a Responsible Officer either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by the Borrower and the validity against the Borrower of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

          (vii)    a certificate signed by a Responsible Officer certifying (A) that the representations and warranties of the Borrower contained in Article V of this Agreement, or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, are true and correct on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 4.01, the representations and warranties contained in subsection (a) of Section 5.11 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01, (B) the condition specified in Section 4.02(b) has been satisfied, (C) that there has been no event or circumstance since October 2, 2010 that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect; and (D) the current Debt Ratings;

(viii) evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect;

(ix) a Compliance Certificate for the Borrower and its Subsidiaries, prepared as of the last day of the fiscal quarter thereof ended most recently prior to the Closing Date;

          (x)      evidence that the Existing 2006 Multi-Year Credit Agreement has been or concurrently with the Closing Date is being terminated, all obligations and amounts owing to the lenders and administrative agent thereunder have been paid in full, and all Liens securing obligations under the Existing 2006 Multi-Year Credit Agreement have been or concurrently with the Closing Date are being released; and

(xi) such other assurances, certificates, documents, consents or opinions as the Administrative Agent and the L/C Issuer or the Required Lenders reasonably may require.

(b) Any fees required to be paid on or before the Closing Date shall have been paid.

          (c)     Unless waived by the Administrative Agent, the Borrower shall have paid all Attorney Costs of the Administrative Agent to the extent invoiced prior to or on the Closing Date, plus such additional amounts of Attorney Costs as shall constitute its reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

          Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

          4.02   Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:

          (a)     The representations and warranties of the Borrower contained in Article V of this Agreement, but excluding the representation and warranty as to no Material Adverse Effect contained in Section 5.11(b) of this Agreement shall be true and correct on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in subsection (a) of Section 5.11 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01.

          (b)     No Default shall exist, or would result from such proposed Credit Extension.

          (c)     The Administrative Agent and, if applicable, the L/C Issuer shall have received a Request for Credit Extension in accordance with the requirements hereof.

          Each Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES

          The Borrower represents and warrants to the Administrative Agent and the Lenders that:

          5.01     Existence and Power. The Borrower and each of its Subsidiaries (other than Excluded Subsidiaries):

          (a)       is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, as applicable;

          (b)       has the power and authority and all governmental licenses, authorizations, consents and approvals to own its assets, carry on its business and to execute, deliver, and perform its obligations under the Loan Documents;

          (c)       is duly qualified and is licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification or license; and

          (d)       is in compliance with all Laws; except, in each case referred to in clause (a), (b), (c) or (d), to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

          5.02     Authorization; No Contravention. The execution, delivery and performance by the Borrower of this Agreement and each other Loan Document have been duly authorized by all necessary corporate or other action, and do not and will not:

          (a)       contravene the terms of any of the Borrower’s Organization Documents;

          (b)       conflict with or result in any breach or contravention of, or the creation of any Lien under, any document evidencing any Contractual Obligation to which the Borrower is a party or any order, injunction, writ or decree of any Governmental Authority to which the Borrower or its property is subject; or

          (c)       violate any Laws.

          5.03     Governmental Authorization. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Borrower of this Agreement or any other Loan Document.

          5.04     Binding Effect. This Agreement and each other Loan Document to which the Borrower is a party constitute the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

          5.05     Litigation. Except as specifically disclosed in Schedule 5.05, there are no actions, suits, proceedings, claims or disputes pending, or to the best knowledge of the Borrower, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, against the Borrower or its Subsidiaries or any of their respective properties which:

          (a)       purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or thereby; or

          (b)       if determined adversely to the Borrower or its Subsidiaries, would reasonably be expected to have a Material Adverse Effect. No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided.

          5.06     No Default. No Default or Event of Default exists or would result from the incurring of any Obligations by the Borrower. As of the Closing Date, neither the Borrower nor any Subsidiary is in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, could reasonably be expected to have a Material Adverse Effect, or that would, if such default had occurred after the Closing Date, create an Event of Default under Section 8.01(e).

          5.07     ERISA Compliance.

          (a)       Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state laws. Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the Internal Revenue Service. To the best knowledge of the Borrower, nothing has occurred that would prevent or cause the loss of such tax-qualified status.

          (b)       There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

          (c)       (i) No ERISA Event has occurred (provided, that for purposes of this Section 5.07(c)(i), a Reportable Event shall only constitute an ERISA Event if such Reportable Event could reasonably be expected to result in liability of the Borrower or an ERISA Affiliate in an aggregate amount in excess of $5,000,000), and neither the Borrower nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) the Borrower and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension

Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and neither the Borrower nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (iv) neither the Borrower nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

          (d)       Neither the Borrower or any ERISA Affiliate maintains or contributes to, or has any unsatisfied obligation to contribute to, or liability under, any active or terminated Pension Plan other than (A) on the Closing Date, those listed on Schedule 5.07 hereto and (B) thereafter, Pension Plans not otherwise prohibited by this Agreement.

          5.08     Use of Proceeds; Margin Regulations. The proceeds of the Loans are to be used solely for the purposes set forth in and permitted by Section 6.11 and Section 7.07. Neither the Borrower nor any Subsidiary is generally engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.

          5.09     Title to Properties. The Borrower and each Subsidiary have good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of their respective businesses, except for such defects in title as could not, individually or in the aggregate, have a Material Adverse Effect. As of the Closing Date, the property of the Borrower and its Subsidiaries (other than Excluded Subsidiaries) is subject to no Liens, other than Permitted Liens.

          5.10     Taxes. The Borrower and its Subsidiaries (other than Excluded Subsidiaries) have filed all federal and other material tax returns and reports required to be filed, and have paid all federal and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against the Borrower or any Subsidiary that would, if made, have a Material Adverse Effect or that is not disclosed on Schedule 5.10.

          5.11     Financial Condition.

          (a)       The Audited Financial Statements, and the unaudited consolidated financial statements of the Borrower and its Subsidiaries dated October 2, 2010, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on October 2, 2010 including the notes thereto and the accompanying Management’s Discussion and Analysis of Financial Condition and Results of Operations:

          (i)      were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, subject to ordinary, good faith year end audit adjustments in the case of such unaudited statements;

(ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and results of operations for the period covered thereby; and

          (iii)    except as specifically disclosed in Schedule 5.11, show all material Indebtedness and other liabilities, direct or contingent, of the Borrower and its consolidated Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Contingent Obligations.

(b) Since October 2, 2010, there has been no Material Adverse Effect.

          5.12     Environmental Matters. Except as specifically disclosed in Schedule 5.12, existing Environmental Laws and existing Environmental Claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

          5.13     Regulated Entities. Neither the Borrower, any Person controlling the Borrower, nor any Subsidiary, is an “Investment Company” within the meaning of the Investment Companies Act of 1940. The Borrower is not subject to any other federal or state statute or regulation limiting its ability to incur Indebtedness.

          5.14     No Burdensome Restrictions. Neither the Borrower nor any Subsidiary is a party to or bound by any Contractual Obligation, or subject to any restriction in any Organization Document, or any Requirement of Law, which could reasonably be expected to have a Material Adverse Effect.

          5.15     Copyrights, Patents, Trademarks and Licenses, Etc. The Borrower and its Subsidiaries (other than Excluded Subsidiaries)own or are licensed or otherwise have the right to use all of the patents, trademarks, service marks, trade names, copyrights, contractual franchises, authorizations and other rights that are reasonably necessary for the operation of their respective businesses, without any conflict with the rights of any other Person that could reasonably be expected to have a Material Adverse Effect. To the best knowledge of the Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Borrower or any Subsidiary (other than an Excluded Subsidiary) infringes upon any rights held by any other Person such that it could reasonably be expected to have a Material Adverse Effect. Except as specifically disclosed in Schedule 5.05, no claim or litigation regarding any of the foregoing is pending or threatened, and no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code is pending or, to the knowledge of the Borrower, proposed, which, in either case, could reasonably be expected to have a Material Adverse Effect.

          5.16     Subsidiaries. As of the Closing Date, the Borrower has no Subsidiaries other than those specifically disclosed in part (a) of Schedule 5.16 hereto and has no equity investments in any other corporation or entity other than those permitted by Section 7.04(e) or specifically disclosed in part (b) of Schedule 5.16.

          5.17     Insurance. The properties of the Borrower and its Subsidiaries (other than Excluded Subsidiaries) are insured either with financially sound and reputable insurance companies or under legitimate and responsible self-insurance programs, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or its Subsidiaries (other than Excluded Subsidiaries) operate.

          5.18     Full Disclosure. None of the representations or warranties made by the Borrower or any Subsidiary in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in any exhibit, report, statement or certificate furnished by or on behalf of the Borrower or any Subsidiary in connection with the Loan Documents (including the offering and disclosure materials delivered by or on behalf of the Borrower to the Lenders prior to the Closing Date), contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered.

          5.19     Taxpayer Identification Number. The Borrower’s true and correct U.S. taxpayer identification number is set forth on Schedule 10.02.

ARTICLE VI.
AFFIRMATIVE COVENANTS

          So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, 6.03 and 6.11) cause each Subsidiary (other than Excluded Subsidiaries) to:

          6.01     Financial Statements. Deliver to the Administrative Agent, in form and detail satisfactory to the Administrative Agent and the Required Lenders, with sufficient copies for each Lender:

          (a)       as soon as available, but not later than 90 days after the end of each fiscal year of the Borrower, a copy of the audited consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by the opinion of Ernst & Young LLP or another nationally-recognized independent public accounting firm (“Independent Auditor”) which report shall state that such consolidated financial statements present fairly the financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years. Such opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or be qualified or limited because of a restricted or limited examination by the Independent Auditor of any material portion of the Borrower or any Subsidiary’s records; and

          (b)       as soon as available, but not later than 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, commencing with the fiscal quarter ending April 2, 2011, a copy of the unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal quarter and the related consolidated statements of income and cash flows for the period commencing on the first day and ending on the last day of such fiscal quarter, and certified by a Responsible Officer as fairly presenting, in accordance with GAAP (subject to ordinary, good faith year-end audit adjustments), the financial position and the results of operations of the Borrower and its Subsidiaries. As to any information contained in materials furnished pursuant to Section 6.02(b), the Borrower shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in subsections (a) and (b) above at the times specified therein.

          6.02     Certificates; Other Information. Deliver to the Administrative Agent with sufficient copies for each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

          (a)       (i) concurrently with the delivery of the financial statements referred to in subsections 6.01(a) and (b), a Compliance Certificate, executed by a Responsible Officer, which certifies, among other things, that no Default or Event of Default has occurred and is continuing (except as described therein);

          (b)       promptly, copies of all financial statements and reports that the Borrower sends to its shareholders, and copies of all financial statements and regular, periodical or special reports (including Forms 10K, 10Q and 8K) that the Borrower or any Subsidiary may make to, or file with, the SEC;

          (c)       promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any Subsidiary as the Administrative Agent, at the request of any Lender, may from time to time reasonably request; and

          (d)       promptly, written notice of the Borrower’s receipt of a Debt Rating or any change in such Debt Rating.

          Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(b) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent upon its request for itself and to each Lender that makes a request to the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent on behalf of itself or such Lender and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent and each Lender of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

          The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arranger will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arranger, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

          6.03     Notices. Promptly notify the Administrative Agent and each Lender:

          (a)       of the occurrence of any Default or Event of Default, and of the occurrence or existence of any event or circumstance that is reasonably likely to become a Default or Event of Default;

          (b)       of any matter that has resulted or is reasonably likely to result in a Material Adverse Effect, including (insofar as the same has resulted or is reasonably likely to result in a Material Adverse Effect) (i) breach or non-performance of, or any default under, a Contractual Obligation of the Borrower or its Subsidiaries; (ii) any dispute, litigation, investigation, proceeding or suspension between the Borrower or any of its Subsidiaries and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any of its Subsidiaries, including pursuant to any applicable Environmental Laws;

          (c)       of any of the following events affecting the Borrower, together with a copy of any notice with respect to such event that may be required to be filed with a Governmental Authority and any notice delivered by a Governmental Authority to the Borrower with respect to such event:

(i) an ERISA Event;

(ii) the adoption of any new Pension Plan or other Plan subject to Section 412 of the Code;

(iii) the adoption of any amendment to a Pension Plan or other Plan subject to Section 412 of the Code that results in a material increase in contributions or Unfunded Pension Liability; or

(iv) the commencement of contributions to any Pension Plan or other Plan subject to Section 412 of the Code; and

          (d)       of any material change in accounting policies or financial reporting practices by the Borrower or any of its consolidated Subsidiaries.

          Each notice under this Section shall be accompanied by a written statement by a Responsible Officer setting forth details of the occurrence referred to therein, and stating what action the Borrower or any affected Subsidiary proposes to take with respect thereto and at what time. Each notice under Section 6.03(a) shall describe with particularity any and all clauses or provisions of this Agreement or other Loan Document that have been (or reasonably foreseeably will be) breached or violated.

          6.04     Preservation of Corporate Existence, Etc.

          (a)       Preserve and maintain in full force and effect its corporate existence and good standing under the laws of its state or jurisdiction of incorporation or formation, except with respect to any Subsidiary that is not the continuing or surviving Person or any Subsidiary that disposes of all of its assets to another Person, in each case in connection with transactions permitted by Section 7.03;

          (b)       preserve and maintain in full force and effect all governmental rights, privileges, qualifications, permits, licenses and franchises necessary or desirable in the normal conduct of its business except in connection with transactions permitted by Section 7.03 and sales of assets permitted by Section 7.02;

          (c)       use reasonable efforts, in the ordinary course of business, to preserve its business organization and goodwill, except with respect to any Subsidiary that is not the continuing or surviving Person or any Subsidiary that disposes of all of its assets to another Person, in each case in connection with transactions permitted by Section 7.03; and

          (d)       preserve or renew, to the extent permitted by Law, all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

          6.05     Maintenance of Property. Maintain, and preserve all its property which is used or useful in its business in good working order and condition, ordinary wear and tear excepted, and make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect. The Borrower and each Subsidiary (other than an Excluded Subsidiary) shall use the standard of care typical in the industry in the operation and maintenance of its facilities.

          6.06     Insurance. Maintain, either with financially sound and reputable independent insurers or under legitimate and responsible self-insurance programs, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons; provided that at all times during the term of this Agreement the Borrower shall maintain insurance coverage with sound and reputable independent insurers or legitimate and responsible self-insurance programs in substantially the same amounts and covering substantially the same risks as the coverage existing on the Closing Date which is specifically disclosed in Schedule 6.06. Upon request of the Administrative Agent or any Lender, the Borrower shall furnish the Administrative Agent, with sufficient copies for each Lender, at reasonable intervals (but not more than once per calendar year) a certificate of the Borrower’s insurance broker setting forth the nature, extent and such other information as the Administrative Agent may reasonably request regarding the independent insurance maintained by the Borrower and its Subsidiaries (other than Excluded Subsidiaries) in accordance with this Section 6.06.

          6.07     Payment of Obligations. Pay and discharge as the same shall become due and payable, all their respective obligations and liabilities with respect to which the failure to make payment could reasonably be expected to have a Material Adverse Effect, including (insofar as the same could reasonably be expected to have a Material Adverse Effect):

          (a)       all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary;

          (b)       all lawful claims which, if unpaid, would by law become a Lien upon its property, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary; and

          (c)       all Indebtedness, as and when due and payable.

          6.08     Compliance with Laws. Comply, in all material respects with all requirements of Law of any Governmental Authority having jurisdiction over it or its business (including the Federal Fair Labor Standards Act and Regulation U issued by the FRB), except such as may be contested in good faith or as to which a bona fide dispute may exist.

          6.09     Inspection of Property and Books and Records. The Borrower shall maintain and shall cause each Subsidiary (other than Excluded Subsidiaries) to maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower and its Subsidiaries. The Borrower shall permit, and shall cause each Subsidiary (other than Excluded Subsidiaries) to permit, representatives and independent contractors of the Administrative Agent, at the expense of the Borrower for one annual visit and inspection and at the expense of the Administrative Agent for each more frequent visit and inspection, or any Lender, at such Lender’s expense, to visit and inspect any of their respective properties, to examine their respective corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss their respective affairs, finances and accounts with their respective directors, officers, and independent public accountants, all at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, when an Event of Default exists the Administrative Agent or any other agent or representative appointed by the Required Lenders may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice at the Borrower’s expense.

          6.10     Environmental Laws. The Borrower shall, and shall cause each Subsidiary to, conduct its operations and keep and maintain its property in compliance with all Environmental Laws (except for any noncompliance which has not resulted or is not reasonably likely to result in a Material Adverse Effect).

          6.11     Use of Proceeds. Use the proceeds of the Credit Extensions (a) to refinance outstandings under the Existing 2006 Multi-Year Credit Agreement; (b) to pay fees and expenses relating to such financings; (c) for working capital, capital expenditures, acquisitions, share repurchases and other corporate purposes not in contravention of any Law or of any Loan Document; and (d) to provide liquidity to support the Borrower’s commercial paper program.

ARTICLE VII.
NEGATIVE COVENANTS

          So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrower shall not, nor shall it permit any Subsidiary (other than an Excluded Subsidiary) to, directly or indirectly:

          7.01     Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following (“Permitted Liens”):

          (a)       any Lien existing on property of the Borrower or any Subsidiary on the Closing Date and set forth in Schedule 7.01 securing Indebtedness outstanding on such date and any renewals or extensions thereof, provided that the property covered thereby is not increased and, in the case of any Liens on property of any Subsidiary whose Indebtedness is secured thereby, any renewal or extension of the obligations secured or benefited thereby, if applicable, is permitted by Section 7.05;

          (b)       any Lien created under any Loan Document;

          (c)     Liens for taxes, fees, assessments or other governmental charges which-are not delinquent or remain payable without penalty, or to the extent that non-payment thereof is permitted by Section 6.07, provided that no notice of lien has been filed or recorded under the Code;

          (d)     carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other similar Liens arising in the ordinary course of business which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

          (e)     Liens (other than any Lien imposed by ERISA) consisting of pledges or deposits required in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation;

          (f)     Liens on the property of the Borrower or any of its Subsidiaries securing (i) the non-delinquent performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, (ii) contingent obligations on surety and appeal bonds, and (iii) other non-delinquent obligations of a like nature; in each case, incurred in the ordinary course of business, provided all such Liens in the aggregate would not (even if enforced) cause a Material Adverse Effect;

          (g)     easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the businesses of the Borrower and its Subsidiaries;

          (h)     Liens on assets of companies which become Subsidiaries after the date of this Agreement, provided, however, that such Liens existed at the time the respective companies became Subsidiaries and were not created in anticipation thereof, and any renewals or extensions thereof, provided that the property covered thereby is not increased and, in the case of any Liens on property of any Subsidiary whose Indebtedness is secured thereby, any renewal or extension of the obligations secured or benefited thereby, if applicable, is permitted by Section 7.05;

          (i)      purchase money security interests on any property acquired or held by the Borrower or any Subsidiary in the ordinary course of business, securing Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring such property; provided that (i) any such Lien attaches to such property concurrently with or within 20 days after the acquisition thereof, (ii) such Lien attaches solely to the property so acquired in such transaction, (iii) the principal amount of the debt secured thereby does not exceed 100% of the cost of such property, and (iv) the principal amount of the Indebtedness secured by any and all such purchase money security interests shall not at any time exceed $75,000,000;

          (j)     Liens securing obligations in respect of capital leases on assets subject to such leases, provided that such capital leases are otherwise permitted hereunder;

          (k)     Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided that (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Borrower in excess of those set forth by regulations promulgated by the FRB, and (ii) such deposit account is not intended by either of the Borrower or any Subsidiary to provide collateral to the depository institution;

          (l)       other Liens on property, provided that the sum of the aggregate Indebtedness secured by such Liens (exclusive of Indebtedness secured by Liens permitted by clauses (a) through (k), (m) and (n) hereof) shall not exceed an amount equal to 5% of Consolidated Tangible Net Worth as shown on the Borrower’s consolidated balance sheet for its most recent prior fiscal quarter;

          (m)       Liens on accounts receivable and related property of any Subsidiary of the Borrower and/or on any such related property of the Borrower, in each case subject to a Permitted Receivables Facility and created in connection with such Permitted Receivables Facility;

          (n)       Liens on property existing at the time of acquisition thereof by the Borrower or any Subsidiary; provided, such Liens were in existence prior to such acquisition and were not created in contemplation of such acquisition; and

          (o)       Liens securing reimbursement obligations with respect to letters of credit arising by operation of law under Section 5-118(a) of the Uniform Commercial Code.

          7.02     Disposition of Assets. Sell, assign, lease, convey, transfer or otherwise dispose of (whether in one or a series of transactions) any property (including accounts and notes receivable, with or without recourse) or enter into any agreement to do any of the foregoing, except:

          (a)       dispositions of inventory, or used, worn-out or surplus equipment, all in the ordinary course of business;

          (b)       the sale of equipment to the extent that such equipment is exchanged for credit against the purchase price of similar replacement equipment, or the proceeds of such sale are reasonably promptly applied to the purchase price of such replacement equipment;

          (c)       other dispositions of property during the term of this Agreement whose net book value in the aggregate shall not exceed 10% of the total assets of the Borrower and its consolidated Subsidiaries as reflected on the balance sheet of the Borrower and its consolidated Subsidiaries for their most recent prior fiscal quarter; and

          (d)       the sale of notes or account receivables (or interests therein) pursuant to and in accordance with the terms of a Permitted Receivables Facility by the Borrower or any Subsidiary.

          7.03     Consolidations and Mergers. Merge, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions)

all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except:

          (a)       any Subsidiary may merge with the Borrower, provided that the Borrower shall be the continuing or surviving corporation, or with any one or more Subsidiaries;

          (b)       any Subsidiary may sell all or substantially all of its assets (upon voluntary liquidation or otherwise), to the Borrower or another Subsidiary or as otherwise permitted by Section 7.02; and

          (c)       any Subsidiary may merge with a third party in order to consummate an Acquisition permitted by Section 7.04, including any merger as a result of which the third party is the surviving entity, so long as such entity upon the consummation of the merger is a Subsidiary.

          7.04     Loans and Investments. Purchase or acquire, or make any commitment therefor, any capital stock, equity interest, or any obligations or other securities of, or any interest in, any Person, or make or commit to make any Acquisitions, or make or commit to make any advance, loan, extension of credit or capital contribution to or any other investment in, any Person including any Affiliate of the Borrower, except for:

          (a)       investments in cash equivalents and short term marketable securities in accordance with the written investment policy approved from time to time by the Borrower’s board of directors, a current copy of which is set forth as Schedule 7.04(a) attached hereto and provided further, that the Borrower shall provide a copy of such policy to any Lender upon written request given to the Administrative Agent from time to time;

          (b)       extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business;

          (c)       extensions of credit by the Borrower to any of its Subsidiaries or by any of its Subsidiaries to another of its Subsidiaries;

          (d)       Acquisitions, including investments in a Subsidiary or a third party incurred in order to consummate Acquisitions, provided that (i) such Acquisitions are undertaken in accordance with all applicable Laws; and (ii) the prior, effective written consent or approval to such Acquisition of the board of directors or equivalent governing body of the acquiree or any owner of any assets being acquired is obtained if such consent or approval is required to authorize the same;

          (e)       minority equity investments or venture capital investments, provided that such investments are within the healthcare industry;

          (f)       loans or other advances made during the term of this Agreement by the Borrower or any of their Subsidiaries which in the aggregate do not exceed 1% of the total assets of the Borrower and its consolidated Subsidiaries as reflected on the balance sheet of the Borrower and its consolidated Subsidiaries for the most recent fiscal quarter preceding the date of determination;

          (g)       Advances to officers, directors and employees of the Borrower and Subsidiaries in an aggregate amount not to exceed $5,000,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes; and

          (h)       investments in one or more Subsidiaries of the Borrower by the Borrower or another Subsidiary.

The Borrower shall not, and shall not suffer or permit any of its Subsidiaries to, use any portion of the Loan proceeds, directly or indirectly, to acquire any securities in connection with any transaction subject to Section 13(d) (other than an Investment Transaction) or Section 14 of the Exchange Act, unless, prior to the time such transaction becomes subject to such Section 13 or 14, the board of directors or other applicable governing body of the Person that is the issuer of such securities has adopted a resolution approving such transaction. For purposes of this Section 7.04, an “Investment Transaction” means a transaction subject to Section 13(d) of the Exchange Act, provided that in connection with such transaction the Borrower or any Subsidiary (as the case may be) has reported and at all times continues to report to the SEC that such transaction is undertaken for investment purposes or strategic business purposes.

          7.05     Limitation on Subsidiary Indebtedness. Permit any Subsidiary to create, incur, assume, suffer to exist, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness or Contingent Obligations, except:

          (a)       Indebtedness outstanding on the date hereof and listed on Schedule 7.05 and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection therewith and by an amount equal to any existing commitments unutilized thereunder;

          (b)       letters of credit, bid bonds, performance guarantees and overdraft obligations guaranteed by the Borrower so long as the aggregate Indebtedness and Contingent Obligations under this subsection (b) is not of any time in excess of $75,000,000;

          (c)       endorsements for collection or deposit in the ordinary course of business;

          (d)       Indebtedness of any Subsidiary incurred pursuant to a Permitted Receivables Facility;

          (e)       Indebtedness consisting of (i) the 1.58% unsecured private placement notes issued by St. Jude Medical Japan Co. Ltd. (“SJM Japan”) in April 2010 in the original principal amount of 8,140,500,000 Japanese Yen, guaranteed by the Borrower and maturing April 28, 2017, (ii) the 2.04% unsecured private placement notes issued by SJM Japan in April 2010 in the original principal amount of 12,753,450,000 Japanese Yen, guaranteed by the Borrower and maturing April 20, 2020, and (iii) all loans and other obligations incurred by SJM Japan under an overdraft facility with Mizuho Corporate Bank in the maximum aggregate principal amount at any time outstanding of 8,000,000,000 Japanese Yen, and, with respect to each of clauses (i), (ii) and (iii), any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection therewith and by an amount equal to any existing commitments unutilized thereunder;

          (f)       Indebtedness consisting of (i) agreements by a Subsidiary in connection with an acquisition to provide additional consideration payments upon the achievement of certain milestones, (ii) contingent commitments by a Subsidiary to acquire various businesses involved in the distribution of the Borrower’s or its Subsidiaries’ products, (iii) commitments by a Subsidiary to fund minority investments and (iv) other contingent acquisition payments to be made by a Subsidiary; and

          (g)       other Indebtedness or Contingent Obligations, provided that the aggregate amount of Indebtedness and Contingent Obligations permitted under subsections (a) and (g) of this Section 7.05 shall not exceed $250,000,000.

The restrictions contained in this Section shall not include any Indebtedness of any Subsidiary incurred under this Agreement.

          7.06     Transactions with Affiliates. Enter into any transaction with any Affiliate of the Borrower, except upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than would obtain in a comparable arm’s-length transaction with a Person not an Affiliate of the Borrower or such Subsidiary.

          7.07     Use of Proceeds; Regulation U. Following the application of proceeds of each Loan, have more than 25% of the value of assets of the Borrower, which are subject to any arrangement with the Administrative Agent or any Lender (herein or otherwise) whereby the Borrower’s or any Subsidiary’s right or ability to sell, pledge or otherwise dispose of assets is in any way restricted, be Margin Stock.

          7.08     Limitation on Subsidiary Dividends. Permit any Subsidiary (other than an Excluded Subsidiary) to enter into any agreement with any Person (other than the Lenders pursuant to this Agreement) which prohibits or limits the ability of such Subsidiary (other than an Excluded Subsidiary) to declare or pay any dividends or make other distributions of assets, properties, cash, rights, obligations or securities on account of any shares of any class of the capital stock of such Subsidiary (other than an Excluded Subsidiary).

          7.09     Joint Ventures. Enter into any Joint Venture which is not in the healthcare industry.

          7.10     Restricted Payments. Declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of its capital stock, or purchase, redeem or otherwise acquire for value any shares of its capital stock or any warrants, rights or options to acquire such shares, now or hereafter outstanding; except that the Borrower and any wholly-owned Subsidiary may:

          (a)       declare and make dividend payments or other distributions payable solely in its common stock;

          (b)        purchase, redeem or otherwise acquire shares of its common stock or warrants or options to acquire any such shares with the proceeds received from the substantially concurrent issue of new shares of its common stock; and

          (c)        declare or pay cash dividends to its stockholders and purchase, redeem or otherwise acquire shares of its capital stock or warrants, rights or options to acquire any such shares for cash provided, that, before and immediately after giving effect to such proposed action, no Default or Event of Default exists or would exist.

          7.11      Change in Business. Engage in any material line of business substantially different from those lines of business carried on by the Borrower and its Subsidiaries on the date hereof.

          7.12      Accounting Changes. Make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change the fiscal year of the Borrower or of any Subsidiary.

          7.13      Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio at any time during any period of four fiscal quarters of the Borrower to be greater than 3.0 to 1.0 for the four fiscal quarters ending on such date.

ARTICLE VIII.
EVENTS OF DEFAULT AND REMEDIES

          8.01     Events of Default. Any of the following shall constitute an “Event of Default”:

          (a)        Non-Payment. The Borrower fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation, or (ii) within three days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any facility, utilization or other fee due hereunder, or (iii) within five days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

          (b)        Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.01, 6.02, 6.03, 6.09, or 6.11 or Article VII and, with respect to any default under Section 6.01 or 6.02, such default shall remain unremedied for a period of five days; or

          (c)        Other Defaults. The Borrower fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues unremedied for 30 days after the earlier of (i) the date upon which a Responsible Officer knew or reasonably should have known of such failure and (ii) the date upon which written notice thereof is given to the Borrower by the Administrative Agent or any Lender; or

          (d)        Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading when made or deemed made; or

          (e)        Cross-Default. (i) The Borrower or any Subsidiary (other than an Excluded Subsidiary) (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the $75,000,000, or (B) fails to observe or perform any other agreement or condition relating to any such other Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than $75,000,000; or

          (f)        Insolvency Proceedings, Etc. The Borrower or any of its Subsidiaries (other than an Excluded Subsidiary) institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

          (g)        Inability to Pay Debts; Attachment. (i) The Borrower or any Subsidiary (other than an Excluded Subsidiary) becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

          (h)        Judgments. There is entered against the Borrower or any Subsidiary (other than an Excluded Subsidiary) (i) a final judgment or order for the payment of money in an aggregate amount exceeding $150,000,000 (to the extent not covered by independent third-party insurance), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 45 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

          (i)        ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $50,000,000, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $125,000,000; or

          (j)        Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or the Borrower or any other Person contests in any manner the validity or enforceability of any Loan Document; or the Borrower denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

          (k)        Change of Control. There occurs any Change of Control with respect to the Borrower; or

          (l)        Loss of Licenses. (i) The Food and Drug Administration or any other Governmental Authority revokes or fails to renew any material license, permit, franchise, patent, trademark, service mark, trade name, copyright, authorization or other right of the Borrower or any Subsidiary, or the Borrower or any Subsidiary for any reason loses any material license, permit, franchise, patent, trademark, service mark, trade name, copyright, authorization or other right, or the Borrower or any Subsidiary suffers the imposition of any restraining order, escrow, suspension or impound of funds in connection with any proceeding (judicial or administrative) with respect to any material license, permit, franchise, patent, trademark, service mark, trade name, copyright, authorization or other right; and (ii) any event or circumstance described in clause (i) has resulted or is reasonably likely to result in a Material Adverse Effect.

          8.02     Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

          (a)        declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

          (b)        declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

          (c)        require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

          (d)        exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

          8.03     Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.14 and 2.15, be applied by the Administrative Agent in the following order:

          First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including Attorney Costs and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

          Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

          Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, L/C Borrowings and other Obligations, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;

          Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Fourth held by them;

          Fifth, to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrower pursuant to Sections 2.03 and 2.14; and

          Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Subject to Sections 2.03(c) and 2.14, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE IX.
ADMINISTRATIVE AGENT

          9.01     Appointment and Authority. Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and the Borrower shall not have rights as a third party beneficiary of any of such provisions.

          9.02     Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

          9.03     Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

            (b)     shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

            (c)     shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

          The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or the L/C Issuer.

          The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

          9.04     Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

          9.05     Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

          9.06     Resignation of Administrative Agent. (a)The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

          (b)     Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, (b) the retiring L/C Issuer shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

          9.07   Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

          9.08   No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Bookrunners, Arrangers, Syndication Agent or Co-Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.

          9.09     Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

            (a)     to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.03(h) and (i), 2.08 and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.08 and 10.04.

          Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or the L/C Issuer in any such proceeding.

ARTICLE X.
MISCELLANEOUS

          10.01   Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

          (a)     waive any condition set forth in Section 4.01(a) without the written consent of each Lender;

          (b)     extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

          (c)     postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

          (d)     reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iv) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document, without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate;

          (e)     change Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

          (f)     change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (iii) Section 10.06(h) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; and (iv) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

          10.02     Notices; Effectiveness; Electronic Communication.

          (a)          Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower, the Administrative Agent or the L/C Issuer, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

              (ii)     if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).

          Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

          (b)     Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

          Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

          (c)         The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

          (d)         Change of Address, Etc. Each of the Borrower, the Administrative Agent and the L/C Issuer may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent and the L/C Issuer. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

          (e)         Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

          10.03     No Waiver; Cumulative Remedies. No failure by any Lender, the L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

          Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuer; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the L/C Issuer from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.12), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.12, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

          10.04     Expenses; Indemnity; Damage Waiver.

          (a)          Costs and Expenses. The Borrower shall pay (i) all reasonable out of pocket expenses incurred by the Administrative Agent and its respective Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out of pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out of pocket expenses incurred by the Administrative Agent, any Lender or the L/C Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the L/C Issuer), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

          (b)          Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, penalties, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, penalty, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, penalties, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

          (c)     Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Issuer or any Related Party of any of the foregoing, but without affecting the obligations of the Borrower thereunder, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.11(d).

          (d)     Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

          (e)          Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

          (f)          Survival. The agreements in this Section shall survive the resignation of the Administrative Agent and the L/C Issuer, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

          10.05     Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

          10.06     Successors and Assigns.

          (a)          Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section, or (iv) to an SPC in accordance with the provisions of subsection (h) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

          (b)     Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

          (A)     in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

          (B)     in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $10,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

          (ii)     Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

          (A)     the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a

Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

          (C)     the consent of the L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding).

          (iv)     Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

          (v)     No Assignment to Certain Persons. No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries, or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural person.

          (vi)     Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Pro Rata Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning

Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender, at which time any existing Note assigned to such Lender shall be redelivered to the Borrower. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

          (c)     Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

          (d)     Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

          Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that directly affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.12 as though it were a Lender.

          (e)     Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Lender.

          (f)     Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

          (g)     Electronic Execution of Assignments. The words “execution”, “signed”, “signature”, and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

          (h)     Special Purpose Funding Vehicles. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under Section 2.11(b). Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 3.04), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent and with the payment of a processing fee in the amount of $3,500 (which processing fee may be waived by the Administrative Agent in its sole discretion), assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

          (i)          Resignation as L/C Issuer after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans pursuant to subsection (b) above, Bank of America may, upon 30 days’ notice to the Borrower and the Lenders, resign as L/C Issuer. In the event of any such resignation as L/C Issuer, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer. If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). Upon the acceptance of a successor’s appointment as L/C Issuer hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, (b) the retiring L/C Issuer shall be discharged from all of its respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

          10.07     Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower, (h) to any credit insurance provider relating to the Borrower and its Obligations or (i) to the extent such

Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

          For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

          Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws

          10.08     Set-off. If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, without prior notice to the Borrower, any such notice being waived by the Borrower, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer, irrespective of whether or not such Lender or the L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of such Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff on any amounts due on Obligations hereunder, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.15 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have. Each Lender and the L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

          10.09     Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

          10.10     Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement and any other Loan Document by telecopy or electronic format (including .pdf) shall be effective as delivery of a manually executed counterpart of this Agreement and the other Loan Documents.

          10.11     Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

          10.12     Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

          10.13     Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.13, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent or the L/C Issuer, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

          10.14     Replacement of Lenders.

          (a)          If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(i) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b) (except as otherwise provided herein);

              (ii)     such Lender shall have received payment of an amount equal to 100% of the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

              (iii)     in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(iv) such assignment does not conflict with applicable Laws.

          (b)     In the event any Lender fails to approve any amendment, waiver or consent requested by the Borrower pursuant to Section 10.01 that has received the written approval of not less than the Required Lenders but also requires the approval of such Lender (any such Lender, a “Restricted Lender”), so long as no Default or Event of Default shall have occurred and be continuing and the Borrower has obtained a commitment (in an amount not less than the entire amount of such Restricted Lender’s Commitment) from one or more Lenders or Eligible Assignees to become a Lender for all purposes hereunder (such Lender or Lenders referred to as the “Replacement Lender”), the Borrower may cause such Restricted Lender to be replaced by, and to assign all its rights and obligations under this Agreement (including its Commitment and its outstanding Credit Extensions) pursuant to Section 10.06 to, such Replacement Lender. Such Restricted Lender agrees to execute and to deliver to the Administrative Agent one or more Assignment and Assumptions with such Replacement Lender as provided in Section 10.06 upon payment at par of all principal, accrued interest, accrued fees and other amounts accrued or owing under this Agreement to such Restricted Lender, and such Replacement Lender shall pay to the Administrative Agent the assignment fee specified in Section 10.06(b) in connection with such assignment. The Restricted Lender making such assignment will be entitled to compensation for any expenses or other amounts which would be owing to such Restricted Lender pursuant to any indemnification provision hereof (including, if applicable, Section 3.05) as if the Borrower has prepaid the Loans of such Lender (and terminated its Commitment, if applicable) rather than such Restricted Lender having assigned its interest hereunder.

          A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

          10.15     Governing Law.

          (a)         THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE; PROVIDED THAT THE ADMINISTRATIVE AGENT AND EACH LENDER SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

          (b)         ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO. THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE.

          (c)         EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

          10.16     Waiver of Right to Trial by Jury. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS

AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

          10.17     No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Arrangers, are arm’s-length commercial transactions between the Borrower and its respective Affiliates, on the one hand, and the Administrative Agent and the Arrangers, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent and the Arrangers each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) neither the Administrative Agent nor the Arrangers has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent nor the Arrangers has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent or any Arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

          10.18     USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

[The remainder of this page intentionally left blank.]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

ST. JUDE MEDICAL, INC.

By:	/s/ John C. Heinmiller
Name:	John C. Heinmiller
Title:	Executive Vice President and Chief Financial Officer

St. Jude Medical, Inc.
Multi-Year Credit Agreement
Signature Page

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Angela Lau
Name:	Angela Lau
Title:	Vice President

St. Jude Medical, Inc.
Multi-Year Credit Agreement
Signature Page

BANK OF AMERICA, N.A., as a Lender and L/C Issuer

By:	/s/ Zubin R. Shroff
Name:	Zubin R. Shroff
Title:	Director

St. Jude Medical, Inc.
Multi-Year Credit Agreement
Signature Page

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Scott Santa Cruz
Name:	Scott Santa Cruz
Title:	Director

St. Jude Medical, Inc.
Multi-Year Credit Agreement
Signature Page

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

By:	/s/ Victor Pierzchalski
Name:	Victor Pierzchalski
Title:	Authorized Signatory

St. Jude Medical, Inc.
Multi-Year Credit Agreement
Signature Page

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Karen S. Paris
Name:	Karen S. Paris
Title:	Senior Vice President

St. Jude Medical, Inc.
Multi-Year Credit Agreement
Signature Page

THE ROYAL BANK OF SCOTLAND, PLC

By:	/s/ Timothy J. McNaught
Name:	Timothy J. McNaught
Title:	Managing Director

St. Jude Medical, Inc.
Multi-Year Credit Agreement
Signature Page

MIZUHO CORPORATE BANK (USA)

By:	/s/ Raymond Ventura
Name:	Raymond Ventura
Title:	Deputy General Manager

St. Jude Medical, Inc.
Multi-Year Credit Agreement
Signature Page

SVENSKA HANDELSBANKEN AB (PUBL) NEW YORK BRANCH

By:	/s/ Richard Johnson
Name:	Richard Johnson
Title:	Senior Vice President

By:	/s/ Mark Emmett
Name:	Mark Emmett
Title:	Vice President

St. Jude Medical, Inc.
Multi-Year Credit Agreement
Signature Page

SUMITOMO MITSUI BANKING CORPORATION

By:	/s/ William M. Ginn
Name:	William M. Ginn
Title:	Executive Officer

St. Jude Medical, Inc.
Multi-Year Credit Agreement
Signature Page

TD BANK, N.A.

By:	/s/ Marla Willner
Name:	Marla Willner
Title:	Senior Vice President

St. Jude Medical, Inc.
Multi-Year Credit Agreement
Signature Page

BNP PARIBAS

By:	/s/ Michael Pearce
Name:	Michael Pearce
Title:	Director

By:	/s/ Andy Strait
Name:	Andy Strait
Title:	Managing Director

St. Jude Medical, Inc.
Multi-Year Credit Agreement
Signature Page

JPMORGAN CHASE BANK, N.A.

By:	/s/ Brian L. Grossman
Name:	Brian L. Grossman
Title:	Senior Vice President

St. Jude Medical, Inc.
Multi-Year Credit Agreement
Signature Page

SUNTRUST BANK

By:	/s/ Elizabeth Greene
Name:	Elizabeth Greene
Title:	Director

St. Jude Medical, Inc.
Multi-Year Credit Agreement
Signature Page

FIFTH THIRD BANK

By:	/s/ Joshua N. Livingston
Name:	Joshua N. Livingston
Title:	Officer

St. Jude Medical, Inc.
Multi-Year Credit Agreement
Signature Page

LLOYDS TSB BANK PLC

By:	/s/ Windsor R. Davies
Name:	Windsor R. Davies
Title:	Managing Director, Corporate Banking USA D061

By:	/s/ Candi Obrentz
Name:	Candi Obrentz
Title:	Vice President, Financial Institutions, North America O013

St. Jude Medical, Inc.
Multi-Year Credit Agreement
Signature Page

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ Philip K. Liebscher
Name:	Philip K. Liebscher
Title:	Senior Vice President

St. Jude Medical, Inc.
Multi-Year Credit Agreement
Signature Page

COMERICA BANK

By:	/s/ Brandon Welling
Name:	Brandon Welling
Title:	Assistant Vice President

St. Jude Medical, Inc.
Multi-Year Credit Agreement
Signature Page

KBC BANK N.V.

By:	/s/ Kurt O. Pagon
Name:	Kurt O. Pagon
Title:	Vice President

By:	/s/ Robert Snauffer
Name:	Robert Snauffer
Title:	Managing Director

St. Jude Medical, Inc.
Multi-Year Credit Agreement
Signature Page

BANK OF COMMUNICATIONS CO., LTD., NEW YORK BRANCH

By:	/s/ Shelley He
Name:	Shelley He
Title:	Deputy General Manager

St. Jude Medical, Inc.
Multi-Year Credit Agreement
Signature Page

THE NORTHERN TRUST COMPANY

By:	/s/ Benjamin Livermore
Name:	Benjamin Livermore
Title:	Vice President

St. Jude Medical, Inc.
Multi-Year Credit Agreement
Signature Page

CHANG HWA COMMERCIAL BANK, LTD., LOS ANGELES BRANCH

By:	/s/ Beverley Chen
Name:	Beverley Chen
Title:	Vice President & General Manager

St. Jude Medical, Inc.
Multi-Year Credit Agreement
Signature Page

MEGA INTERNATIONAL COMMERCIAL BANK CO., LTD., NEW YORK BRANCH

By:	/s/ Priscilla Hsing
Name:	Priscilla Hsing
Title:	VP & DGM

St. Jude Medical, Inc.
Multi-Year Credit Agreement
Signature Page

SCHEDULE 1.01

EXCLUDED SUBSIDIARIES

None

SCHEDULE 2.01

COMMITMENTS
AND PRO RATA SHARES

Lender	Commitment	Pro Rata Share
Bank of America, N.A.	$140,000,000.00	9.333333333%
Wells Fargo Bank, National Association	$140,000,000.00	9.333333333%
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$140,000,000.00	9.333333333%
U.S. Bank National Association	$87,500,000.00	5.833333333%
The Royal Bank of Scotland, plc	$87,500,000.00	5.833333333%
Mizuho Corporate Bank (USA)	$70,000,000.00	4.666666667%
Svenska Handelsbanken AB (PUBL) New York Branch	$70,000,000.00	4.666666667%
Sumitomo Mitsui Banking Corporation	$70,000,000.00	4.666666667%
TD Bank, N.A.	$70,000,000.00	4.666666667%
BNP Paribas	$70,000,000.00	4.666666667%
JPMorgan Chase Bank, N.A.	$65,000,000.00	4.333333333%
SunTrust Bank	$65,000,000.00	4.333333333%
Fifth Third Bank	$65,000,000.00	4.333333333%
Lloyds TSB Bank plc	$65,000,000.00	4.333333333%
PNC Bank, National Association	$65,000,000.00	4.333333333%
Comerica Bank	$50,000,000.00	3.333333333%
KBC Bank N.V.	$50,000,000.00	3.333333333%
Bank of Communications Co. Ltd., New York Branch	$50,000,000.00	3.333333333%
The Northern Trust Company	$40,000,000.00	2.666666667%
Chang Hwa Commercial Bank, Ltd., Los Angeles Branch	$25,000,000.00	1.666666667%
Mega International Commercial Bank Co., Ltd., New York Branch	$15,000,000.00	1.000000000%
Total	$1,500,000,000.00	100.000000000%

SCHEDULE 5.05

LITIGATION

Judicial Matters:

Silzone® Litigation and Insurance Receivables: The Borrower has been sued in various jurisdictions beginning in March 2000 by some patients who received a heart valve product with Silzone® coating, which the Borrower stopped selling in January 2000. Some of these claimants allege bodily injuries as a result of an explant or other complications, which they attribute to these products. Others, who have not had their Silzone-coated heart valve explanted, seek compensation for past and future costs of special monitoring they allege they need over and above the medical monitoring all other replacement heart valve patients receive. Some of the lawsuits seeking the cost of monitoring have been initiated by patients who are asymptomatic and who have no apparent clinical injury to date. The Borrower has vigorously defended against the claims that have been asserted and expects to continue to do so with respect to any remaining claims. While the Borrower has a small number of individual Silzone cases in federal and state courts outstanding, based on the Borrower’s historical experience with similar cases, the Borrower expects to resolve these specific cases at minimal, if any, cost to the Borrower.

The Borrower has been able to successfully resolve class action matters relating to Silzone in British Columbia and Quebec. As part of the British Columbia class action settlement, the Borrower made a $2.1 million payment in March 2010. As part of the Quebec class action settlement, the Borrower made a $5.7 million payment in April 2010. The Quebec class action settlement also resolved the claim raised by the Quebec Provincial health insurer seeking to recover the cost of insured services furnished or to be furnished to class members in the Quebec class action.

The Borrower has two outstanding class action cases relating to Silzone in Ontario and one individual case in British Columbia by the Provincial health insurer. In Ontario, a class action case involving Silzone patients has been certified, and the trial began in February 2010. A second case seeking class action status in Ontario has been stayed pending resolution of the other Ontario class action. The complaints in the Ontario cases request damages up to 2.0 billion Canadian Dollars (the equivalent of $1.9 billion at October 2, 2010). Based on the Borrower’s historical experience, the amount ultimately paid, if any, often does not bear any relationship to the amount claimed. The British Columbia Provincial health insurer has a lawsuit seeking to recover the cost of insured services furnished or to be furnished to class members in the British Columbia class action, and that lawsuit remains pending in the British Columbia court.

The Borrower has recorded an accrual for probable legal costs, settlements and judgments for Silzone related litigation. The Borrower is not aware of any unasserted claims related to Silzone-coated products. For all Silzone legal costs incurred, the Borrower records insurance receivables for the amounts that it expects to recover. Any costs (the material components of which are settlements, judgments, legal fees and other related defense costs) not covered by the Borrower’s product liability insurance policies or existing reserves could be material to the Borrower’s consolidated earnings, financial position and cash flows. The following table summarizes the Borrower’s Silzone legal accrual and related insurance receivables at October 2, 2010 and January 2, 2010 (in thousands):

	October 2, 2010	January 2, 2010

Silzone legal accrual	$23,133	$23,326

Silzone insurance receivable	$63,710	$42,538

Part of the Borrower’s remaining product liability insurance for Silzone claims consists of a $50.0 million layer of insurance covered by American Insurance Borrower (AIC). In December 2007, AIC initiated a lawsuit in Minnesota federal district court seeking a court order declaring that it is not required to provide coverage for a portion of the Silzone litigation defense and indemnity expenses that the Borrower may incur in the future. The insurance broker that assisted the Borrower in procuring the insurance with AIC was also added as a party to the case on the Borrower’s behalf. The Borrower and AIC have now agreed to settle this litigation.

Part of the Borrower’s final layer of insurance was covered by Lumberman’s Mutual Casualty Insurance, a unit of the Kemper Insurance Companies (collectively referred to as Kemper). Kemper is currently in “run off,” which means it is no longer issuing new policies, and therefore, is not generating any new revenue that could be used to cover claims made under previously-issued policies. In September 2010, Kemper agreed to settle its future insurance obligations with the Borrower, the amount of which was not material. The Borrower’s remaining insurance for Silzone claims consists of $30 million of coverage with other insurance carriers that are responsible for claims incurred after the AIC insurance layer is exhausted. To the extent that the Borrower’s future Silzone costs and expenses exceed our remaining insurance coverage, the Borrower would be responsible for such costs. The Borrower has not accrued for any potential losses relating to future costs as they are not probable or reasonably estimable at this time.

Volcano Corporation & LightLab Imaging Litigation: The Borrower’s recently acquired subsidiary, LightLab Imaging, Inc. (LightLab Imaging), has pending litigation with Volcano Corporation (Volcano) and Axsun Technologies, Inc. (Axsun), a subsidiary of Volcano, in state court in Massachusetts and Delaware. LightLab Imaging makes and sells optical coherence tomography (OCT) imaging systems. Volcano is a LightLab Imaging competitor in medical imaging. Axsun makes and sells lasers and is a supplier of lasers to LightLab Imaging for use in OCT imaging systems. The lawsuits arise out of Volcano’s acquisition of Axsun in December 2008. Before Volcano acquired Axsun, LightLab Imaging and Axsun had worked together to develop a tunable laser for use in OCT imaging systems. While the laser was in development, LightLab Imaging and Axsun entered into an agreement pursuant to which Axsun agreed to sell its tunable lasers exclusively to LightLab in the field of human coronary artery imaging for a period of years.

After Volcano acquired Axsun in December 2008, LightLab Imaging sued Axsun and Volcano in Massachusetts, asserting a number of claims arising out of Volcano’s acquisition of Axsun. In a phased trial in Massachusetts in February 2010, a jury found Axsun had breached its contract with LightLab Imaging, Volcano had intentionally interfered with that contract, and both Axsun and Volcano had misappropriated certain LightLab Imaging trade secrets. The jury also found Axsun was contractually required to sell a particular version of the laser to LightLab Imaging, rejecting Axsun’s position that the contract only required the sale of an earlier version of the laser. The jury also found in LightLab Imaging’s favor that the restriction on sales of tunable lasers to Volcano applied to all of Axsun’s tunable lasers for OCT imaging, rejecting Axsun’s and Volcano’s position that the restriction on such sales applied only to a laser meeting a particular specification. Following the jury’s verdict, LightLab Imaging, Axsun, and Volcano stipulated to the amount of damages a jury could award against Axsun and Volcano.

In a later phase of the Massachusetts lawsuit, the court ruled there was an insufficient basis to enjoin Axsun and Volcano from using certain information, not considered by the jury, that LightLab Imaging regards as trade secrets. LightLab Imaging presently expects the court will consider other trade secret issues in later stages, as well as considering whether Axsun’s and Volcano’s conduct constituted knowing or willful violations of a statute that prohibits unfair or deceptive acts or practices or acts of unfair competition, whether damages against Axsun or Volcano should be doubled or trebled under that statute, whether Axsun and Volcano should be ordered to reimburse LightLab Imaging for its attorneys fees and related litigation expenses, and whether any permanent injunctions should be entered against Axsun and Volcano.

In Delaware, Axsun and Volcano commenced an action in February 2010 against LightLab Imaging, seeking a declaration as to whether Axsun may supply a certain light source for use in OCT imaging systems to Volcano. Axsun’s and Volcano’s position is that this light source is not a tunable laser and hence falls outside Axsun’s exclusivity obligations to LightLab Imaging. LightLab Imaging’s position, among other things, is that this light source is a tunable laser. The parties are presently involved in expedited discovery, and a trial is expected to commence in early to mid 2011.

Volcano Corporation & St. Jude Medical Patent Litigation: In July 2010, the Borrower filed a lawsuit in federal district court in Delaware against Volcano for patent infringement. The suit involves five patents and seeks injunctive relief and monetary damages. The infringed patents are used for the St. Jude Medical PressureWire® technology platform, which was acquired from Radi Medical Systems in December 2008. In September 2010, Volcano filed counterclaims against the Borrower, alleging certain St. Jude Medical patent claims are unenforceable and that certain St. Jude Medical products infringe three Volcano patents. The Borrower believes the assertions and claims made by Volcano are without merit.

Boston U.S. Attorney Investigation: In October 2005, the U.S. Department of Justice (DOJ), acting through the U.S. Attorney’s office in Boston, commenced an industry-wide investigation into whether the provision of payments and/or services by makers of implantable cardioverter-defibrillators (ICDs) and bradycardia pacemaker systems (pacemakers) to doctors or other persons constitutes improper inducements under the federal health care program anti-kickback law. As part of this investigation, the Borrower has received three subpoenas from the DOJ requesting documents regarding the Borrower’s practices related to ICDs, pacemakers, lead systems and related products marketed by the Borrower’s Cardiac Rhythm Management (CRM) operating segment. The Borrower has cooperated with the investigation and has produced documents and witnesses as requested. In January 2010, the U.S. District Court for the District of Massachusetts unsealed a qui tam action (private individual bringing suit on behalf of the U.S. Government) filed by a former employee containing allegations relating to the issues covered by the subpoenas. Although in December 2009, the DOJ had declined to intervene in this qui tam suit, the DOJ filed a motion in August 2010 to intervene. The Court granted the DOJ’s motion, without prejudice to the Borrower. The DOJ has indicated that it intends only to pursue alleged claims related to four post-market studies conducted by the Borrower primarily in 2004-2006. The Court also ruled that the Borrower may file its objection to the August 2010 DOJ intervention and argue that the DOJ has not established good cause to intervene. At a status hearing on November 29, 2010, the Court directed DOJ to file its complaint by January 31, 2011. The Borrower will vigorously defend against the allegations in the lawsuit. It is not possible to predict the outcome of this matter at this time.

Additionally, in December 2008, the U.S. Attorney’s Office in Boston delivered a subpoena issued by the Office of Inspector General requesting the production of documents relating to implantable cardiac rhythm device and pacemaker warranty claims. The Borrower has cooperated with the investigation and has produced documents as requested.

U.S. Department of Justice - Civil Investigative Demand: In March 2010, the Borrower received a Civil Investigative Demand (CID) from the Civil Division of the DOJ. The CID requests documents and sets forth interrogatories related to communications by and within the Borrower on various indications for ICDs and a National Coverage Decision issued by Centers for Medicare and Medicaid Services. Similar requests were made of our major competitors. The Borrower is cooperating with the investigation and is continuing to work with the DOJ in responding to the CID.

Securities Class Action Litigation: On March 18, 2010, a securities class action lawsuit was filed in federal district court in Minnesota against the Borrower and certain officers on behalf of purchasers of the Borrower’s common stock between April 22, 2009 and October 6, 2009. The lawsuit relates to the Borrower’s earnings announcements for the first, second and third quarters of 2009, as well as a preliminary earnings release dated October 6, 2009. The complaint, which seeks unspecified damages and other relief as well as attorneys’ fees, alleges that the Borrower failed to disclose that it was experiencing a slowdown in demand for its products and was not receiving anticipated orders for CRM devices. Class members allege that the Borrower’s failure to disclose the above information resulted in the class purchasing the Borrower’s stock at an artificially inflated price. The Borrower intends to vigorously defend against the claims asserted in this lawsuit. In October 2010, the Borrower filed a motion to dismiss the lawsuit, which is scheduled to be heard by the District Court in early January 2011.

Derivative Litigation: In September 2010, two separate derivative actions involving the Borrower were filed in the United States District Court for the District of Minnesota. In both of these matters, the defendants consist of members (or former members) of the Borrower’s Board of Directors as well as various officers and former officers of the Borrower. The plaintiffs in these actions are asserting breach of fiduciary duty claims against the named defendants for their purported failure to stop the alleged underlying conduct (which relates to the contents of qui tam actions filed in Ohio and Massachusetts). In October 2010, the plaintiffs filed a motion before the Judicial Panel on MultiDistrict Litigation requesting that the two cases be transferred to the District of Massachusetts and consolidated with what they claim are related actions there. The Borrower intends to oppose the transfer request and to vigorously defend against the claims asserted in these two derivative lawsuits.

Regulatory Matters

The Food and Drug Administration (FDA) inspected the Borrower’s manufacturing facility in Minnetonka, Minnesota at various times between December 8 and December 19, 2008. On December 19, 2008, the FDA issued a Form 483 identifying certain observed non-conformities with current Good Manufacturing Practice (cGMP) primarily related to the manufacture and assembly of the SafireTM ablation catheter with a 4 mm or 5 mm non-irrigated tip. Following the receipt of the Form 483, the Borrower’s Atrial Fibrillator division provided written responses to the FDA detailing proposed corrective actions and immediately initiated efforts to address the FDA’s observations of non-conformity. The Borrower subsequently received a warning letter dated April 17, 2009 from the FDA relating to these non-conformities with respect to this facility.

The FDA inspected the Borrower’s Plano, Texas manufacturing facility at various times between March 5 and April 6, 2009. On April 6, 2009, the FDA issued a Form 483 identifying certain observed nonconformities with cGMP. Following the receipt of the Form 483, the Borrower’s Neuromodulation division provided written responses to the FDA detailing proposed corrective actions and immediately initiated efforts to address the FDA’s observations of nonconformity. The Borrower subsequently received a warning letter dated June 26, 2009 from the FDA relating to these non-conformities with respect to its Neuromodulation division’s Plano, Texas and Hackettstown, New Jersey facilities.

With respect to each of these warning letters, the FDA notes that it will not grant requests for exportation certificates to foreign governments or approve pre-market approval applications for Class III devices to which the quality system regulation deviations are reasonably related until the violations have been corrected. The Borrower is working cooperatively with the FDA to resolve all of its concerns.

On April 23, 2010, the FDA issued a warning letter based upon a July 29, 2009 inspection of our Sunnyvale, California facility and a review of our website. The warning letter cites the Borrower for its promotion and marketing of the Epicor™ LP Cardiac Ablation System and the Epicor UltraCinch LP Ablation Device based on certain statements made in the Borrower’s marketing materials. The Borrower is working cooperatively with the FDA to resolve all of its concerns. The warning letter is not expected to have any material impact on the Borrower’s business.

Customer orders have not been and are not expected to be impacted while the Borrower works to resolve the FDA’s concerns. The Borrower is working diligently to respond timely and fully to the FDA’s requests. While the Borrower believes the issues raised by the FDA can be resolved without a material impact on the Borrower’s financial results, the FDA has recently been increasing its scrutiny of the medical device industry and raising the threshold for compliance. The government is expected to continue to scrutinize the industry closely with inspections, and possibly enforcement actions, by the FDA or other agencies. The Borrower is regularly monitoring, assessing and improving its internal compliance systems and procedures to ensure that its activities are consistent with applicable laws, regulations and requirements, including those of the FDA.

Other Matters

In connection with the pending acquisition of AGA Medical Holdings, Inc. (AGA Medical), the Borrower, in addition to AGA Medical and other defendants, has been named as a defendant in two putative stockholder class action complaints, one filed in the Fourth Judicial District Court of Minnesota on October 27, 2010 and the other filed in the Delaware Court of Chancery on October 28, 2010. The plaintiffs in the complaints allege, among other claims, that AGA Medical’s directors breached their fiduciary duties to AGA Medical’s stockholders by accepting an inadequate price, failing to make full disclosure, and utilizing unreasonable deal protection devices and further alleges that AGA Medical and the Borrower aided and abetted the purported breaches of fiduciary duty. The complaints seek injunctive relief, including to enjoin the transaction, in addition to unspecified compensatory damages, attorneys’ fees, other fees and costs and other relief. On November 8, 2010, the parties to this action entered into a memorandum of understanding (MOU) to settle the litigation. The settlement contemplated by the MOU is subject to several conditions, including the negotiation and execution of a stipulation of settlement and the approval of the Delaware Court of Chancery.

As part of the acquisition of AGA Medical Holdings, Inc. that closed on November 18, 2010, the Borrower inherited a Deferred Prosecution Agreement arising from Foreign Corrupt Practices Act issues in China. The Deferred Prosecution Agreement is limited to AGA Medical and its subsidiaries and expires on June 8, 2011.

On November 9, 2010, the French Competition Authorities conducted a “dawn raid” on the offices of the Borrower’s French subsidiary as part of a CRM industry wide investigation into certain pricing practices. The Borrower is cooperating with the investigation.

The Borrower is also involved in various other lawsuits, claims and proceedings that arise in the ordinary course of business.

SCHEDULE 5.07

ERISA MATTERS

None

SCHEDULE 5.10

TAXES

The Borrower and St. Jude Medical Puerto Rico, Inc. (SJMPR) received “30-day” letters and examination reports on IRS Form 870 dated November 20, 2008 from the Internal Revenue Service (IRS) proposing adjustments to each of the Borrower’s and SJMPR’s taxes for the periods 1998-2005 and 1998-1999. The Borrower and SJMPR each filed a protest of the proposed adjustments on January 22, 2009, and have had a series of ongoing meetings with IRS Appeals to try to resolve the issue. The proposed adjustments arise from transfer pricing issues related to transactions between the Borrower and SJMPR. The Borrower and SJMPR disagree with the proposed adjustment and intend to contest this matter through applicable IRS and judicial procedures, as appropriate.

SCHEDULE 5.11

MATERIAL INDEBTEDNESS

The Borrower’s Subsidiaries in Spain and Italy have initiated letters of credit with various banks in the ordinary course of business. These letters of credit total approximately $35 million.

The Borrower maintains a large deductible workers’ compensation insurance program and foreign liability program for which insurance carriers require collateral in the form of a standby letter of credit. These letters of credit currently total approximately $6.5 million.

As of December 14, 2010, the Borrower has approximately $21 million outstanding under the Borrower’s commercial paper program.

On December 6, 2010, the Borrower issued $500.0 million principal amount of 5-year, 2.50% unsecured senior notes that mature in January 2016. Concurrent with the issuance of the 2016 Senior Notes, the Borrower entered into a 5-year, $500.0 million notional amount interest rate swap designated as a fair value hedge of the changes in fair value of the Borrower’s fixed-rate 2016 Senior Notes.

SCHEDULE 5.12

ENVIRONMENTAL MATTERS

None

SCHEDULE 5.16

SUBSIDIARIES

St. Jude Medical, Inc.
Subsidiaries and Equity Investments
as of December 10, 2010

Part (a)

St. Jude Medical, Inc. Wholly Owned Subsidiaries:
•	AGA Medical Holdings, Inc. – Plymouth, Minnesota (Delaware corporation)
		-	AGA Medical Corporation – Plymouth, Minnesota (Minnesota corporation)
		-	Amplatzer Medical Sales Corporation – Plymouth, Minnesota (Minnesota corporation)
			-	AGA Medical (HK) Limited – (Chinese private limited Borrower)
			-	AGA Medical, LLC – Plymouth, Minnesota (Minnesota corporation)
		-	AGA Medical Switzerland Sárl –(Swiss limited liability Borrower)
		-	AGA Medical Limited – (United Kingdom corporation)
		-	AGA Medical Deutschland GmbH – (German corporation)
		-	Amplatzer Medical España, S.L. – (Spanish limited liability Borrower)
		-	Amplatzer Medical France SAS – (French corporation)
		-	AGA Medical Polska Sp. zo.o. – (Polish corporation)
		-	AGA Medical Canada Inc. – (Canadian corporation)
		-	AGA Medical Italia S.R.L. – (Italian limited liability Borrower)
		-	Amplatzer Medical Portugal, Unipessoal Lda. – (Portuguese limited liability Borrower)
		-	AGA Medical Belgium Sprl – (Belgian limited liability Borrower)
•	Pacesetter, Inc. – Sylmar, California, Scottsdale, Arizona, and Maven, South Carolina (Delaware corporation) (dba St. Jude Medical Cardiac Rhythm Management Division)
•	St. Jude Medical S.C., Inc. – Austin, Texas (Minnesota corporation)
•	St. Jude Medical Europe, Inc. – St. Paul, Minnesota (Delaware corporation)
•	St. Jude Medical Canada, Inc. – Mississauga, Ontario (Ontario, Canada corporation)
•	St. Jude Medical (Shanghai) Co., Ltd. – Shanghai, China (Chinese corporation)
	-	Beijing, Shanghai and Guangzhou representative offices
•	St. Jude Medical Australia Pty., Ltd. – Sydney, Australia (Australian corporation)
•	St. Jude Medical Brasil, Ltda. – Sao Paulo and Belo Horizonte, Brazil (Brazilian corporation)
•	St. Jude Medical, Atrial Fibrillation Division, Inc. (Formerly St. Jude Medical, Daig Division, Inc.) - Minnesota and California (Minnesota corporation)
	-	Endocardial Solutions NV/SA (Belgian corporation)
	-	EP MedSystems France (French corporation)
•	St. Jude Medical Colombia, Ltda. – Bogota, Colombia (Colombian corporation)
•	Eagle Merger Corporation – (Delaware corporation)
•	St. Jude Medical ATG, Inc. – Maple Grove, Minnesota (Minnesota corporation) (Shell)
•	St. Jude Medical (Thailand) Co., Ltd. – Bangkok, Thailand (Thai corporation)
•	Irvine Biomedical, Inc. – Irvine, California (California corporation)
•	St. Jude Medical, Cardiology Division, Inc. (Formerly Velocimed, Inc.) - Minnesota (Delaware corporation) (dba St. Jude Medical Cardiovascular Division)
	-	LightLab Imaging, Inc. – Westford, Massachusetts (Delaware corporation)
			-	LightLab Imaging Europe B.V. (Dutch corporation)
	-	Sealing Solutions, Inc. – Plymouth, Minnesota (Georgia corporation)
•	SJ Medical Mexico, S. de R.L. de C.V. – (Mexican corporation)

•	St. Jude Medical Argentina S.A. – Buenos Aires, Argentina (Argentinean corporation)
•	Advanced Neuromodulation Systems, Inc. – Plano, Texas (Texas Corporation) (dba St. Jude Medical Neuromodulation Division)
	-	Hi-Tronics Designs, Inc. – Budd Lake, New Jersey (New Jersey Corporation)
•	SJM International, Inc. – St. Paul, Minnesota (Delaware corporation)

SJM International, Inc. Wholly Owned Legal Entities (Directly and Indirectly):
•	SJM Delaware Holding, LLC – St. Paul, Minnesota (Delaware Limited Liability Borrower)
•	St. Jude Medical Bermuda GP (Bermuda partnership) (SJM International, Inc. is the majority partner and SJM Delaware Holding LLC is the minority partner)
	-	St. Jude Medical Luxembourg Holding S.à r.l. (Luxembourg corporation)
		-	U.S. Branch of St. Jude Medical Luxembourg Holding S.à r.l.
			-	MediGuide, LLC (Delaware limited liability Borrower)
				-	MediGuide Ltd. (Israeli corporation)
		-	St. Jude Medical Nederland B.V. (Netherlands corporation) (wholly owned subsidiary of St. Jude Medical Luxembourg Holding S.à r.l.)
		-	St. Jude Medical Puerto Rico LLC (Puerto Rican corporation) (wholly owned subsidiary of St. Jude Medical Luxembourg Holding S.à r.l.)
		-	St. Jude Medical AB (Swedish corporation) (wholly owned subsidiary of St. Jude Medical Luxembourg Holding S.à r.l.)
			-	St. Jude Medical Systems AB (formerly Radi Medical Systems AB) (Swedish corporation)
				-	Radi Medical Systems Ltd. (United Kingdom corporation)
				-	Radi Medical Systems Co., Ltd. (Thai corporation)
				-	Radi Medical Systems Pte., Ltd. (Singaporean corporation)
			-	HB Betakonsult (Swedish partnership) (St. Jude Medical AB holds a 99% interest and St. Jude Medical Systems AB holds a 1% interest)
		-	SJM Coordination Center BVBA (Belgian corporation) (wholly owned subsidiary of St. Jude Medical Luxembourg Holding S.à r.l.)
			-	Cardio Life Research S.A. (Belgian corporation)
			-	St. Jude Medical Balkan d.o.o. (Serbian corporation)
			-	St. Jude Medical Estonia OÜ (Estonian corporation)
		-	St. Jude Medical Operations (Malaysia) Sdn. Bhd. (Malaysian corporation) (wholly owned subsidiary of St. Jude Medical Luxembourg Holding S.à r.l.)
		-	St. Jude Medical Costa Rica Limitada (Costa Rica corporation) (wholly owned subsidiary of St. Jude Medical Luxembourg Holding S.à r.l.)
		-	St. Jude Medical Holdings B.V. (Netherlands corporation) (wholly owned subsidiary of St. Jude Medical Luxembourg Holding S.à r.l.)
			-	St. Jude Medical Japan Co., Ltd. (Japanese corporation) (wholly owned subsidiary of St. Jude Medical Holdings B.V.)
			-	St. Jude Medical India Private Limited (Indian corporation) (wholly owned subsidiary of St. Jude Medical Holdings B.V.)
			-	St. Jude Medical (Singapore) Pte. Ltd. (Singaporean corporation) (wholly owned subsidiary of St. Jude Medical Holdings B.V.)
			-	St. Jude Medical (Malaysia) Sdn Bhd (Malaysian corporation) (wholly owned subsidiary of St. Jude Medical Holdings B.V.)
			-	St. Jude Medical Taiwan Co. (Taiwan corporation) (wholly owned subsidiary of St. Jude Medical Holdings B.V.)
			-	St. Jude Medical Korea YH (Korean corporation) (wholly owned subsidiary of St. Jude Medical Holdings B.V.

-	St. Jude Medical (Hong Kong) Limited - Central, Hong Kong (Hong Kong corporation)

•	St. Jude Medical Sweden AB (Swedish corporation)
•	St. Jude Medical Danmark A/S (Danish corporation)
•	St. Jude Medical (Portugal) - Distribuição de Produtos Médicos, Lda. (Portuguese corporation)
•	St. Jude Medical Export Ges.m.b.H. (Austrian corporation)
•	St. Jude Medical Medizintechnik Ges.m.b.H. (Austrian corporation)
•	St. Jude Medical Italia S.p.A. (Italian corporation)
•	St. Jude Medical Belgium (Belgian corporation)
•	St. Jude Medical España S.A. (Spanish corporation)
•	St. Jude Medical France S.A.S. (French corporation)
•	St. Jude Medical Finland O/y (Finnish corporation)
•	St. Jude Medical Sp.zo.o. (Polish corporation)
•	St. Jude Medical GmbH (German corporation)
•	St. Jude Medical Kft (Hungarian corporation)
•	St. Jude Medical UK Limited (United Kingdom corporation)
•	St. Jude Medical (Schweiz) AG (Swiss corporation)
•	UAB “St. Jude Medical Baltic” (Lithuanian corporation)
•	St. Jude Medical Norway AS (Norwegian corporation)

Part (b)

The following sets forth, as of the Closing Date, the Borrower’s equity investments in any other corporation or entity other than as permitted pursuant to Section 7.04(e):

None

SCHEDULE 6.06

INSURANCE COVERAGE

Coverage	Limits	Retention	Insurance Companies

Commercial Property/earthquake	Based on valuation $3 billion aggregate	Various	FM Global

General Liability	$ 2 million aggregate $ 1 million/occurrence	Various	Sentry Insurance

Auto Insurance	$ 1 million	$ 1,000	Sentry Insurance

Workers’ Compensation	Statutory	$ 750,000	Sentry Insurance

Umbrella	$ 30 million	Underlying policy	Zurich

Foreign DIC etc.	Various	Various	ACE

Directors & Officers	$ 75 million	$ 10 million (Securities claims) $5 million other claims	ACE XL Chartis Axis WR Berkley Chubb XL

Crime	$10 million	$ 250,000	National Union

Cargo	Various	$ 100,000	Ace INA

Fiduciary	$ 15 million	$ 100,000	Chubb

SCHEDULE 7.01

EXISTING LIENS

In December 2008, Borrower (through its affiliates) acquired a Swedish-based medical device company, Radi Medical Systems and all of its subsidiaries, including Radi Medical Systems Co., Ltd,. a Thailand corporation (“Radi Thailand”). As part of such transaction, pursuant to the Amended and Restated Option Agreement, dated as of December 9, 2009 (the “Option Agreement”), among St. Jude Medical AB, St. Jude Medical (Thailand) Co., Ltd., Radi Medical Systems AB and Engstrom Holdings Pte. Ltd. (“Engstrom Holdings”), Engstrom Holdings has been granted the right and option to repurchase the stock of Radi Thailand, currently a wholly-owned subsidiary of the Borrower, pursuant to the terms of the Option Agreement. In addition, in connection with the Option Agreement, the stock of Radi Thailand was placed into an escrow account and Engtrom Holdings was granted a first priority pledge over the stock held in such escrow account.

SCHEDULE 7.04(a)

ST. JUDE MEDICAL, INC.
GLOBAL INVESTMENT POLICY

Effective December 2009

PURPOSE

This investment policy (Policy) describes the objectives of and provides guidelines for investment of funds on behalf of St. Jude Medical, Inc. and all of its legal entities (Borrower). The Policy also defines the employees authorized to engage in investment activity (“Authorized Individuals), authorized investment sources (Authorized Brokers/Issuers), authorized investment managers (Authorized Managers), and portfolio quality, diversification and maturity parameters. Modification of or deviation from the Policy requires the approval of the Audit Committee of the Board of Directors of the Borrower (Audit Committee), except for changes in Authorized Individuals, Authorized Brokers/Issuers, or Authorized Managers, which require the prior written approval of the Borrower’s Chief Financial Officer and either the Treasurer or Assistant Treasurer.

This policy does not supersede the Borrower’s Banking Resolution. Any banks listed as Authorized Brokers/Issuers for the purpose of this Policy refer to the investment or investment brokerage entity or function within that bank or investment bank, but not to the depository, lending function or organization which is the subject of the Banking Resolution.

Investment Objectives
The Borrower has three primary investment objectives, in priority order:

1.	Preservation of principal
2.	Liquidity
3.	Competitive after-tax yield

Authorized Individuals
1.	Chief Executive Officer
2.	Chief Operating Officer
3.	Chief Financial Officer
4.	Treasurer
5.	Assistant Treasurer
6.	Manager of Treasury Operations
7.	Sr. Treasury Analyst
8.	Other designees as approved in writing by the Chief Executive Officer or the Chief Financial Officer and either the Treasurer or Assistant Treasurer

Authorized Investments

Authorized investments, minimum quality characteristics, maximum allowable maturities and allowable concentration (percentage of investment portfolio) parameters are described in Exhibit A of the Policy. In general, investment activity is restricted to investment grade securities, with minimum rating(s) on trade date by Standard & Poor’s as outlined in Exhibit A of the Policy, or the equivalent rating from Moody’s, or Fitch. Investments must be currency neutral, i.e. investments must be made in the reporting currency or the currency that is already held by the entity completing the investment.

Authorized Brokers/Issuers

Authorized Individuals are restricted to utilizing brokers, banks and direct issuers of commercial paper as described in Exhibit B of the Policy. A current version of Exhibit B indicating all additions or deletions from the list of Authorized Brokers/Issuers is to be maintained by the Treasurer or Assistant Treasurer. A written agreement signed by the Borrower’s Chief Financial Officer and Treasurer or Assistant Treasurer is required for each Authorized Broker/Issuer prior to executing investment transactions.

Authorized Managers

Authorized Managers are described in Exhibit C of the Policy. Authorized Managers are restricted to investments as detailed in Exhibit A of the Policy. Authorized Managers are required to utilize broker dealers providing best execution of trades, “best execution” being defined as most favorable pricing at lowest cost. A written agreement signed by the Borrower’s Chief Financial Officer and Treasurer or Assistant Treasurer is required for each Authorized Manager prior to executing investment transactions. This written agreement will contain an addendum documenting selection of security custodians and appropriate performance benchmarks mutually chosen by the Authorized Manager and the Borrower.

Responsibility
1.	Audit Committee
	a.	Annual review of investment activity and results
	b.	Annual review of the Borrower’s internally prepared compliance report

2.	Chief Financial Officer
	a.	Annual review of the Policy
	b.	Overall compliance with the Policy
	c.	Approval of any changes in Authorized Individuals or Authorized Brokers/Issuers or Authorized Managers
	d.	Execution of agreements with Authorized Brokers/Issuers and Authorized Managers
	e.	Distribution of annual investment and audit reports to the Audit Committee
	f.	Decision on appropriate remedial strategy regarding any investment where that investments’ value may be affected because of a negative credit rating change subsequent to purchase.

3.	Treasurer or Assistant Treasurer
	a.	Direct responsibility for compliance with the Policy
	b.	On at least a quarterly basis, review the list of Authorized Brokers/Issuers and Authorized Managers and recommend revisions

	c.	Approval of any changes in Authorized Individuals or Authorized Brokers/Issuers or Authorized Managers (also requires CFO approval)
	d.	Execution of agreements with Authorized Brokers/Issuers or Authorized Managers
	e.	Distribution of periodic reports to management
f.

As soon as known by the Treasurer or Assistant Treasurer, report to the Chief Financial Officer any negative credit rating change that may affect any existing investments’ value. This report shall include viable elections with respect to the investment of concern

4.	Authorized Individuals
	a.	Ongoing compliance with the Policy
	b.	Preparation of accurate and timely reports for management and the Audit Committee
	c.	As soon as known by the Individual, report to the Treasurer or Assistant Treasurer any negative credit rating change of any existing investment

5.	Internal Audit Function
	a.	Preparation and distribution of an annual compliance audit for the Audit Committee

Reporting Requirements
1.	Annual investment report to the Audit Committee
2.	Monthly report to Chief Financial Officer, Treasurer and Controller
3.	Annual compliance audit report
4.	Other as directed by management

Equity Investments

At the direction of the Chief Executive Officer of the Borrower, Authorized Individuals are permitted to purchase up to $25 million in aggregate of the capital stock, or equivalent, in a non-affiliated Borrower. Amounts in excess of $25 million in aggregate require approval by the Board of Directors.

Without further approval of the Board of Directors, the Chief Executive Officer may direct authorized individuals to sell or otherwise dispose of investments in non-affiliated companies.

Management Savings Plan (MSP) Investments

The Borrower maintains certain investments such as life insurance contracts and mutual funds that serve to hedge the Borrower’s obligations under its MSP. This Global Investment Policy is not intended to govern the management of the MSP investments.

Duration
This Policy is subject to annual review by the Audit Committee.

ST JUDE MEDICAL, INC.
INVESTMENT POLICY

EXHIBIT A
AUTHORIZED INVESTMENTS

Instrument	Minimum Rating on trade date (S&P or Equiv.)	Expected Average Life	Maximum Exposure Per Issue/Issuer On trade date
See Definitions and Clarifications below table
Bank certificates of deposit

Wells Fargo	AAA	90 days	$100 million or 5% of
Bank of America	AA	90 days	portfolio
JP Morgan	AA	90 days	$75 million or 5% of
Bank of Tokyo Mitsubishi	A	90 days	portfolio
Svenska Handelsbanken	AA	90 days	$75 million or 5% of
portfolio
All other banks:	A	90 days	$50 million or 5% of
portfolio
	AA	90 days	$75 million or 5% of
portfolio

A rated - $20 million or 5%
of portfolio
AA rated $50 million or 5%
of portfolio
Yankee certificates of deposit	A	90 days	A rated - $20 million or 5% of portfolio
	AA	90 days	AA rated - $50 million or
5% of portfolio
Bankers’ acceptances	A2	180 days	$20 million or 5% of
portfolio
Commercial paper	A1	270 days	$40 million or 5% of
portfolio

	A2	60 days
$20 million or 5% of
portfolio
Asset backed commercial paper	A2	60days	$20 million or 5% of portfolio
Asset backed securities	AAA	1 year	$20 million or 5% of
portfolio
Corporate bonds or notes	AA	Two years	$20 million or 5% of
portfolio

Money market funds	AAA	N/A	$50 million or 5% of
portfolio
Liquidity vehicles/money	A1	90 days	$20 million or 5% of
market equivalents			portfolio

Municipal bonds or notes	A	One year	$20 million or 5% of
portfolio
Municipal variable rate notes	SP-2	14 days	$20 million or 5% of
portfolio
Repurchase agreements	AA	7 days	$20 million or 5% of
portfolio
U.S. government agencies	N/A	Three	N/A
years
U.S. government obligations	N/A	Three	N/A
years

Definitions and Clarifications

For Investments Managed Internally By St. Jude

Minimum rating on trade date:

•	For Split rated securities, the lowest of the ratings is used
•	Repurchase agreements must be collateralized by U.S. Government or Agency securities

Expected average life:

•

Investments managed internally shall be governed solely by the Expected Average Life in the table above. For securities which have put dates or reset dates the first put date or first reset date will be used instead of the final legal maturity date.

The following criteria will be used for purposes of determining Expected Average Life:
o

The next reset date will be used for floating rate securities, the put date for putable securities, the call date for securities trading on a yield-to-call basis, and the average life on securities with periodic principal payments prior to maturity such as mortgage backed securities and asset backed securities.

	o	The final legal maturity date of any single issue cannot exceed 3 years from the date of purchase.

Maximum exposure per issue/issuer on trade date:

•	St. Jude investments managed internally shall be governed solely by the $ maximum exposure limits per issue/issuer outlined in the table above and:
	o	Shall be consolidated for all SJM entities
	o	Shall be consolidated for each issue/issuer
	o	Shall consist of principal only

•	To determine maximum exposure per issue/issuer for investments denominated in currencies other than US$:
	o	A spot exchange rate shall be obtained from Reuters on the investment trade date
	o	A foreign currency equivalent maximum shall be calculated using the rate obtained and the US$ maximum from the table above

For Investments Managed Externally (by Authorized Managers):

•	Maximum exposure limits [for any single issue/issuer] are 5% of the portfolio under management

•

Investments shall be managed such that the final legal maturity of a security is no more than 5 years from date of purchase, with an overall average duration of the portfolio to be no longer than 18 months

•	Investments shall be managed to an overall portfolio quality rating of AA or better
•	No single investment shall be rated lower than A- at time of purchase
•	Authorized investment instruments are listed in the table Exhibit A.
•	Repurchase agreements must be collateralized by U.S. Government or Agency securities.

ST. JUDE MEDICAL, INC.
INVESTMENT POLICY

EXHIBIT B
AUTHORIZED BROKERS/ISSUERS

Commercial Banks / Brokers
Banco Popular
Bank of America
JP Morgan
Wells Fargo
KBC Bank
Canadian Imperial Bank of Commerce
Svenska Handelsbanken
Suntrust
Northern Trust
Comerica Bank
Sumitomo Mitsui
Royal Bank of Scotland
TD Banks
US Bank
Fifth Third
Piper Jaffray
PNC Bank
Mizuho Corporate Bank

ST. JUDE MEDICAL, INC.
INVESTMENT POLICY

EXHIBIT C
AUTHORIZED MANAGERS

Bank of America Capital Management, Inc.

Wells Capital Management

Northern Trust Investments

SCHEDULE 7.05

EXISTING INDEBTEDNESS

None

SCHEDULE 10.02

ADMINISTRATIVE AGENT’S OFFICE,
CERTAIN ADDRESSES FOR NOTICES

BORROWER:

St. Jude Medical, Inc.
One Lillehei Plaza
St. Paul, Minnesota 55117
Attention:         Robert Frenz
Telephone:       651-481-7661
Facsimile:        651-490-4333
Electronic Mail: rfrenz@sjm.com
U.S. Taxpayer Identification Number: 41-1276891

ADMINISTRATIVE AGENT:

Administrative Agent’s Office
(for payments and Requests for Credit Extensions):
Bank of America, N.A.
101 N. Tryon Street
Mail Code: NC1-001-04-39
Charlotte, NC 28255
Attention:         James Hood
Telephone:       980-386-4308
Telecopier:       704-409-0599
Electronic Mail: james.p.hood @baml.com
Account No.: 1366212250600
Attn: Credit Services
Ref: St. Jude Medical, Inc.
ABA# 026009593

Other Notices as Administrative Agent:
Bank of America, N.A.
Agency Management
1455 Market Street, 5th Floor
Mail Code: CA5-701-05-19
San Francisco, CA 94103
Attention:         Angela Lau
Telephone:       415-436-4000
Telecopier:       415-503-5008
Electronic Mail: angela.lau@baml.com

with a copy to:

Bank of America, N.A.
Corporate Debt Products
100 N. Tryon Street
Mail Code: NC1-007-17-11
Charlotte, NC 28255
Attention:         Zubin Shroff
Telephone:       980-387-1340
Telecopier:       704-804-5415
Electronic Mail: zubin.r.shroff @baml.com

L/C ISSUER:

Bank of America, N.A.
Trade Operations
1000 W. Temple Street
Mail Code: CA9-705-07-05
Los Angeles, CA 90012
Attention:         Stella Rosales
Telephone:        213-481-7828
Telecopier:        213-457-8841
Electronic Mail: stella.rosales @baml.com

EXHIBIT A

FORM OF LOAN NOTICE

Date: ___________, _____

To:     Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

          Reference is made to that certain Multi-Year $1,500,000,000 Credit Agreement, dated as of December 22, 2010 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among St. Jude Medical, Inc., a Minnesota corporation (the “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent and L/C Issuer.

          The undersigned hereby requests (select one):

          ☐ A Borrowing of Loans     ☐ A conversion or continuation of Loans

1.	On ______________________________ (a Business Day).

2.	In the amount of $_______________.

3.	Comprised of ________________________________________.
[Type of Loan requested]

4.	For Eurodollar Rate Loans: with an Interest Period of __________ months.

          The Borrowing requested herein complies with the proviso to the first sentence of Section 2.01 of the Agreement.

ST. JUDE MEDICAL, INC.

By:

Name:

Title:

A-1
Form of Loan Notice

EXHIBIT B

FORM OF NOTE

____________________

          FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to _____________________ or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Loan from time to time made by the Lender to the Borrower under that certain Multi-Year $1,500,000,000 Credit Agreement, dated as of December 22, 2010 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among the Borrower, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent and L/C Issuer.

          The Borrower promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

          This Note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

          The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

          THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

ST. JUDE MEDICAL, INC.

By:

Name:

Title:

B-1
Form of Note

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By
________	__________	__________	__________	__________	__________	________
________	__________	__________	__________	__________	__________	________
________	__________	__________	__________	__________	__________	________
________	__________	__________	__________	__________	__________	________
________	__________	__________	__________	__________	__________	________
________	__________	__________	__________	__________	__________	________
________	__________	__________	__________	__________	__________	________
________	__________	__________	__________	__________	__________	________
________	__________	__________	__________	__________	__________	________
________	__________	__________	__________	__________	__________	________
________	__________	__________	__________	__________	__________	________
________	__________	__________	__________	__________	__________	________
________	__________	__________	__________	__________	__________	________
________	__________	__________	__________	__________	__________	________
________	__________	__________	__________	__________	__________	________
________	__________	__________	__________	__________	__________	________
________	__________	__________	__________	__________	__________	________
________	__________	__________	__________	__________	__________	________
________	__________	__________	__________	__________	__________	________

B-2
Form of Note

EXHIBIT C

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date: __________, _____

To:     Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

          Reference is made to that certain Multi-Year $1,500,000,000 Credit Agreement, dated as of December 22, 2010 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among St. Jude Medical, Inc., a Minnesota corporation (the “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent and L/C Issuer.

          The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the _____________________________________________ of the Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Borrower, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

          1.          Attached hereto as Schedule 1 are the year-end audited financial statements required by Section 6.01(a) of the Agreement for the fiscal year of the Borrower ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.

[Use following paragraph 1 for fiscal quarter-end financial statements]

          1.          Attached hereto as Schedule 1 are the unaudited financial statements required by Section 6.01(b) of the Agreement for the fiscal quarter of the Borrower ended as of the above date. Such financial statements fairly present the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

          2.          The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Borrower during the accounting period covered by the attached financial statements.

          3.          A review of the activities of the Borrower during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Borrower performed and observed all its Obligations under the Loan Documents, and

Form of Compliance Certificate

[select one:]

[to the best knowledge of the undersigned during such fiscal period, the Borrower performed and observed each covenant and condition of the Loan Documents applicable to it.]

--or--

[the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

          4.          The representations and warranties of the Borrower contained in Article V of the Agreement, but excluding the representation and warranty as to no Material Adverse Effect contained in Section 5.11(b) of the Agreement, or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, are true and correct on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Compliance Certificate, the representations and warranties contained in subsection (a) of Section 5.11 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 of the Agreement, including the statements in connection with which this Compliance Certificate is delivered.

          5.          The financial covenant analyses and information set forth on Schedule 2 attached hereto are true and accurate on and as of the date of this Certificate.

          IN WITNESS WHEREOF, the undersigned has executed this Certificate as of _______________, _____.

ST. JUDE MEDICAL, INC.

By:
Name:
Title:

Form of Compliance Certificate

For the Quarter/Year ended ___________________ (“Statement Date”)

SCHEDULE 2
to the Compliance Certificate
($ in 000’s)

I.	Section 7.13 – Consolidated Leverage Ratio.

	A.	Consolidated EBITDA for four consecutive fiscal quarters ending on above date (“Subject Period”):
		1.	Consolidated Net Income for Subject Period:	$
		2.	Consolidated Interest Charges for Subject Period:	$
		3.	Provision for income taxes for Subject Period:	$
		4.	Depreciation expenses for Subject Period:	$
		5.	Amortization expenses for intangibles for Subject Period:	$
		6.	Non-cash expenses reducing Consolidated Net Income for Subject Period:	$
		7.	Non-cash items increasing Consolidated Net Income for Subject Period:	$
		8.	Consolidated EBITDA (Lines I.A.1 + 2 + 3 + 4 + 5 + 6 - 7):	$

	B.	Consolidated Funded Indebtedness at Statement Date:		$

	C.	Consolidated Leverage Ratio (Line I.B ÷ Line I.A):			_______to 1

		Maximum permitted:			3.0 to 1.0

Form of Compliance Certificate

EXHIBIT D

FORM OF

ASSIGNMENT AND ASSUMPTION AGREEMENT

          This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

          For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including, without limitation, the Letters of Credit included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above

          1 For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

          2 For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

          3 Select as appropriate.

          4 Include bracketed language if there are either multiple Assignors or multiple Assignees.

Form of Assignment and Assumption Agreement

being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

2.	Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3.	Borrower:	St. Jude Medical, Inc.

4.	Administrative Agent: Bank of America, N.A., as the administrative agent under the Credit Agreement

5.

Credit Agreement: Multi-Year $1,500,000,000 Credit Agreement, dated as of December 22, 2010, among St. Jude Medical, Inc., the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent and L/C Issuer

6.	Assigned Interest[s]:

Assignor[s][5]	Assignee[s][6]	Aggregate Amount of Commitment for all Lenders[7]		Amount of Commitment Assigned		Percentage Assigned of Commitment[8]		CUSIP Number

		$	________	$	________	________	%
		$	________	$	________	________	%
		$	________	$	________	________	%

[7.	Trade Date: __________________][9]

          5 List each Assignor, as appropriate.

          6 List each Assignee, as appropriate.

          7 Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

          8 Set forth, to at least 9 decimals, as a percentage of the Commitment of all Lenders thereunder.

          9To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

Form of Assignment and Assumption Agreement

Effective Date: __________________, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

[Consented to and][10] Accepted:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Title:

[Consented to:][11]

By:
Title:

          10 To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

          11 To be added only if the consent of the Borrower and/or other parties (e.g. L/C Issuer) is required by the terms of the Credit Agreement.

Form of Assignment and Assumption Agreement

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

Multi-Year $1,500,000,000 Credit Agreement
among St. Jude Medical, Inc.,
the Lenders party thereto and
Bank of America, N.A., as Administrative Agent and L/C Issuer

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

                    1.         Representations and Warranties.

                    1.1.     Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

                    1.2.     Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 10.06(b)(iii) and (v) of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.06(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and

Form of Assignment and Assumption Agreement

executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

                    2.     Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

                    3.     General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Form of Assignment and Assumption Agreement

EXHIBIT E

OPINIONS

See attached..

E-1
Opinions

December 22, 2010

The Lenders Parties to the Credit Agreement (as defined below)
In care of Bank of America, N.A.,
as Administrative Agent
101 N. Tryon Street
Mail Code: NC1-001-04-39
Charlotte, North Carolina 28255

Ladies and Gentlemen:

          As General Counsel to St. Jude Medical, Inc., a Minnesota corporation (the “Company”), I am familiar with the affairs of the Company as they relate to the Multi-Year $1,500,000,000 Credit Agreement of even date herewith (the “Credit Agreement”) by and among the Company, Bank of America, N.A., as administrative agent (the “Agent”) and the lenders party thereto (the “Lenders”). This opinion is being furnished to you at the request of the Company pursuant to Section 4.01(a)(v) of the Credit Agreement. All capitalized terms used but not defined herein have the respective meanings given to such terms in the Credit Agreement.

          In connection with this opinion, I or attorneys on my staff have examined and relied on originals or copies (certified or otherwise identified to our satisfaction) of all such documents, records, financial statements and papers of the Company, and certificates or comparable documents of public officials and officers, have consulted with such representatives of the Company and have made such investigations of fact and law as were deemed relevant or necessary as the basis for the opinions hereinafter expressed, and have examined executed original copies of the Credit Agreement.

          I have not independently examined the records of any court or public office in any jurisdiction, and my opinion is subject to matters that examination of such records would reveal.

          My opinions expressed below as to certain factual matters are qualified as being limited “to the best of my knowledge” or by other words to the same or similar effect. Such words, as used herein, mean that no contrary information came to my attention in connection with my representation of the Company. In rendering such opinions, I have not conducted any independent investigation of the Company. Finally, no inference as to my knowledge with respect to the factual matters upon which I have so qualified my opinions should be drawn from the fact of my representation of the Company.

The Lenders Parties to the Credit Agreement (as defined below)
In care of Bank of America, N.A.,
as Administrative Agent
December 22, 2010

In rendering the opinions expressed below, I have assumed without verification:

(a) the authenticity of all documents submitted as originals;

(b) the genuineness of all signatures (other than the signatures of signatories for the Company);

(c) the legal capacity of natural persons executing the Credit Agreement on behalf of any party; and

(d) the conformity to originals of all documents submitted to me as copies and the authenticity of the originals of such copies.

          Based upon the foregoing, and subject to the qualifications set forth below, I am of the opinion that:

          1.     The Company and its domestic Subsidiaries are corporations duly incorporated, validly existing and in good standing under the laws of the jurisdictions of their incorporation (except where the failure to be in good standing would not have a Material Adverse Effect), and have the power and authority to, and have all necessary governmental licenses, authorizations, consents and approvals to, own their assets and to carry on their respective businesses as currently conducted and as currently proposed to be conducted.

          2.     The Company has the corporate power and authority to execute, deliver and perform its obligations under the Credit Agreement and the Notes and to borrow under the Credit Agreement. Such execution, delivery and performance and the borrowings under the Credit Agreement and the Notes:

(a) have been duly authorized by all requisite corporate action of the Company;

(b) do not violate any provision of the articles or certificate of incorporation or bylaws, both as amended to date, of the Company or require approval of its shareholders;

          (c)     (i) to the best of my knowledge will not violate any order of any Governmental Authority, (ii) will not violate, result in a breach of or constitute (alone or with lapse of time or both) a default under the terms of any indenture, agreement, or other material instrument to which the Company is a party, or by which it or any of its property is bound, and (iii) will not result in the creation or imposition of any Lien upon, or with respect to, any of the properties or assets of the Company.

The Lenders Parties to the Credit Agreement (as defined below)
In care of Bank of America, N.A.,
as Administrative Agent
December 22, 2010

          3.     The Credit Agreement and the Notes have been duly authorized by the Company, and the Credit Agreement and the Notes delivered as of the date of this opinion have been executed and delivered by the Company.

          4.     No action, authorization, consent or approval of, registration or filing with, or any other action by, any Governmental Authority is required by the Company in connection with the execution and delivery of and performance by the Company of the Credit Agreement and the Notes and in connection with the loans made thereunder.

5. Neither the Company nor any of its Subsidiaries is an “investment company” as defined in or subject to regulation under the Investment Company Act of 1940 as amended.

          6.     To the best of my knowledge, there are no actions, suits or proceedings at law or in equity or by or before any governmental instrumentality or other agency now pending or threatened against or affecting the Company or any property or rights of the Company as to which there is a reasonable probability of an adverse determination and that, if adversely determined, would individually or in the aggregate materially impair the ability of the Company to perform its obligations under the terms of the Credit Agreement and the Notes or would reasonably be expected to have a Material Adverse Effect.

          The opinions expressed above are limited to the law of the State of Minnesota and the federal laws of the United States of America.

          This letter is furnished solely for the benefit of the addressees hereof, and any participants or assigns thereof permitted under Section 10.06 of the Credit Agreement, in connection with the transactions referred to in the Credit Agreement, may not be relied upon by such addressees or by such permitted participants and assigns for any other purpose, and may not be relied upon or used by, circulated to, quoted by, or referred to, nor may copies hereof be delivered to, any other person without my prior written approval; provided, that a copy may be provided to the extent required by applicable law or regulation or in accordance with any auditing or oversight function or request by regulatory authorities to which any addressee or permitted participant or assignee is subject.

The Lenders Parties to the Credit Agreement (as defined below)
In care of Bank of America, N.A.,
as Administrative Agent
December 22, 2010

Very truly yours,
General Counsel,
St. Jude Medical, Inc.

December 22, 2010

The Lenders Parties to the Credit Agreement (as defined below)
In care of Bank of America, N.A.,
as Administrative Agent
101 N. Tryon Street
Mail Code: NC1-001-04-39
Charlotte, North Carolina 28255

          Re:     Credit Agreement

Ladies and Gentlemen:

          We have acted as special counsel to St. Jude Medical, Inc., a Minnesota corporation (the “Company”), in connection with a Multi-Year $1,500,000,000 Credit Agreement of even date herewith (the “Credit Agreement”) by and among the Company, Bank of America, N.A., as administrative agent (the “Agent”), and the lenders party thereto (the “Lenders”). This opinion is being furnished to you at the request of the Company pursuant to Section 4.01(a)(v) of the Credit Agreement. All capitalized terms used but not defined herein have the respective meanings given to such terms in the Credit Agreement.

          In rendering the opinions expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the Credit Agreement and such other documents and reviewed such questions of law as we have considered necessary or appropriate. As to various questions of fact relevant to such opinions we have relied exclusively, without investigation, upon representations and certificates of officers or employees of the Company and other appropriate persons. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and that all parties to all agreements or instruments relevant hereto (including the Company) are duly incorporated or organized, validly existing and in good standing under the laws of their respective states of incorporation. We have also assumed that all such parties (including the Company) had the requisite power and authority (corporate or otherwise) to execute, deliver and perform the Credit Agreement and all other agreements or instruments relevant hereto, and that all such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise) and duly executed and delivered by the parties thereto. We have also assumed that the Credit Agreement and all other agreements or instruments relevant hereto are the valid, binding and enforceable obligations of all parties thereto other than the Company. We have also assumed that (i) the Company is engaged in the business of manufacture and sale of medical devices, (ii) the Agent and the Lenders will be entering into the Credit Agreement in the ordinary

The Lenders Parties to the Credit Agreement
In care of Bank of America, N.A.,
as Administrative Agent
December 22, 2010

course of business, and (iii) all authorizations, approvals and consents of, and all filings and registrations with, any Governmental Authority (other than the State of New York) required on the part of the Company for the execution, delivery or performance by it of the Credit Agreement and the Notes have been duly obtained, made or effected, as the case may be, by or on behalf of it.

          Based upon and subject to the foregoing and subject to the exceptions and qualifications set forth below, we are of the opinion that:

          1.     The Credit Agreement constitutes and, upon execution and delivery of a Note upon the request therefor by a Lender, such Note will constitute, the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms thereof.

          2.     No authorization, approval or consent of, and no filing or registration with, any governmental or regulatory authority or agency of the State of New York is required on the part of the Company for the execution, delivery or performance by it of the Credit Agreement and the Notes.

3. The execution, delivery and performance by the Company of the Credit Agreement do not, and of the Notes will not, violate any applicable statute, rule or regulation of the State of New York.

          4.     The execution and delivery of the Credit Agreement and the borrowing and repayment of debt pursuant to the Credit Agreement will not violate or cause a breach of Regulation U of the Board of Governors of the Federal Reserve System.

The opinions set forth above are subject to the following qualifications and exceptions:

          (a)     Our opinion in paragraph 1 above is subject to the effect of applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar laws of general application affecting creditors’ or secured creditors’ rights, and to the effect of general principles of equity, including, without limitation, concepts of materiality, diligence, reasonableness, good faith and fair dealing, election of remedies, estoppel and other similar doctrines affecting the enforceability of agreements generally in any proceeding in equity or at law.

The Lenders Parties to the Credit Agreement
In care of Bank of America, N.A.,
as Administrative Agent
December 22, 2010

(b) The enforceability of provisions in the Credit Agreement and the Notes to the effect that terms may not be waived or modified except in writing may be limited under certain circumstances.

(c) The availability of specific performance, injunctive relief and other equitable remedies is subject to the discretion of the tribunal before which any proceeding therefor may be brought.

          (d)     We express no opinion as to the enforceability of provisions of the Credit Agreement or the Notes (i) to the extent they contain cumulative remedies to the extent such cumulative remedies purport to compensate, or would have the effect of compensating, the party entitled to the benefits thereof in an amount in excess of the actual loss suffered by such party, (ii) to the extent they contain obligations of the Company to pay any prepayment premium, default interest rate or early termination fee, if the payment of such premium, interest rate or fee may be construed as unreasonable in relation to actual damages or disproportionate to actual damages suffered by the Lenders as a result of such prepayment, default or termination, or (iii) purporting to establish evidentiary standards.

          (e)     We express no opinion as to the enforceability of any provision contained in the Credit Agreement or the Notes allowing any loan participant to set off and apply the Company’s deposits with such participant against the Company’s Obligations.

          (f)     We express no opinion as to the enforceability of provisions of the Credit Agreement or the Notes to the extent they contain waivers by the Company of any constitutional rights or remedies (other than waivers of right to trial by jury).

          (g)     We express no opinion as to the enforceability of provisions of the Credit Agreement or the Notes to the extent they contain (i) choice of law or forum selection provisions, (ii) grants of powers of attorney, or (iii) terms purporting to establish evidentiary standards.

          (h)     We express no opinion as to compliance or the effect of noncompliance by the Agent and the Lenders with any state or federal laws or regulations applicable to any of them in connection with the transactions described in the Credit Agreement.

The Lenders Parties to the Credit Agreement
In care of Bank of America, N.A.,
as Administrative Agent
December 22, 2010

          (i)     Notwithstanding certain language of the Credit Agreement, the Agent and the Lenders may be limited to recovery of only reasonable expenses or attorney fees and legal expenses with respect to the enforcement of the Credit Agreement.

          (j)     We express no opinion with respect to the effect of the federal securities laws and regulations administered by the Securities and Exchange Commission, or state “Blue Sky” laws and regulations, on the enforceability of the Credit Agreement.

          (k)     Our opinion in paragraph 1 above, insofar as it relates to the enforceability of indemnification provisions set forth in the Credit Agreement or the Notes, is subject to the effect of federal and state securities laws and public policy relating thereto.

          (l)     We express no opinion with respect to the enforceability of any provision of the Credit Agreement or the Notes that purports to excuse the Agent or any Lender from liability for, or require the Company to indemnify the Agent or any Lender against any liability arising out of, the gross negligence or willful misconduct of the Agent or any Lender.

          (m)     In rendering our opinion in paragraph 2 above, we do not express any opinion with respect to any authorization, approval, consent, filing or registration with any governmental or regulatory authority or agency required generally in connection with the business or operations of the Company.

          The foregoing opinions are limited to matters involving the laws of the State of New York and, as to our opinions in paragraph 4, the federal laws of the United States of America. We express no opinion as to any matter other than as expressly set forth above, and no other opinion may be implied or interpreted herefrom. Our opinions are rendered only with respect to such laws that are currently in effect, and we disclaim any obligation to advise you of any change in law or fact that occurs after the date hereof.

          This letter is furnished by us solely for the benefit of the addressees hereof and any participants or assigns thereof permitted under Section 10.06 of the Credit Agreement, in connection with the transactions referred to in the Credit Agreement, and may not be relied upon by such addressees or by such permitted participants and assigns for any other purpose; such permitted reliance shall not, however, imply or establish an attorney-client relationship between such relying party and this firm with respect to the Credit Agreement or any Note or the transactions contemplated therein, and such relying party, by relying on our opinion, disclaims any such attorney-client relationship with respect to the Credit Agreement or any Note or the

The Lenders Parties to the Credit Agreement
In care of Bank of America, N.A.,
as Administrative Agent
December 22, 2010

transactions contemplated therein. This opinion letter may not be relied upon or used by, circulated to, quoted by, or referred to, nor may copies hereof be delivered to, any other person without our prior written approval; provided, that a copy may be provided to the extent required by applicable law or regulation or in accordance with any auditing or oversight function or request by regulatory authorities to which any addressee or permitted participant or assignee is subject.

Very truly yours,

MKP/SK